CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.1

Execution Version

COLLABORATION AND LICENSE AGREEMENT

between

ARGENX BV

and

ZAI AUTO IMMUNE (HONG KONG) LIMITED

Dated as of 6 January 2021

SCHEDULES:

Schedule 1.22	Cost of Goods Sold
Schedule 1.65	Licensed Compound
Schedule 1.69	Licensed Patents
Schedule 3.2.1	Development Plan
Schedule 4.8	Pharmacovigilance
Schedule 5.3	Best Estimate of COGS
Schedule 6.2.1	Form of Commercialization Plans
Schedule 7.3	Authorized Subcontractors
Schedule 7.7.1	Certain In-License Agreement Terms
Schedule 8.1	Share Issuance Agreement
Schedule 10.4	Form of Press Release

i

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.1

Execution Version

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into effective as of 6 January 2021 (the “Effective Date”) by and between argenx BV, a private limited company organized under the laws of Belgium with its principal place of business at Industriepark Zwijnaarde 7, 9052 Zwijnaarde (Ghent), Belgium (“Licensor”), and Zai Auto Immune (Hong Kong) Limited, a Hong Kong company, with an address at Room 2301, 23F, Island Place Tower, 510 King’s Road, North Point, Hong Kong (“Licensee”) and, solely with respect to Section 15.16 Zai Lab Limited, a China company, with an address at 4F, Bldg 1, Jinchuang Plaza 4560 Jinke Rd Shanghai, China, 201210 (“Parent”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor Controls (as defined herein) certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein);

WHEREAS, the Parties wish to collaborate on the development and commercialization of the Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below, taking into account the strong wish of the Licensor to have the commercialisation of the Licensed Product start as soon as possible in the Territory; and

WHEREAS, Licensor and Licensee wish to collaborate on the development and commercialization of the Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Accounting Standards” means, (a) with respect to Licensee, that Licensee shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles (GAAP), consistently applied and (b) with respect to Licensor, that Licensor shall maintain records and books of accounts in accordance with International Financial Reporting Standards (IFRS), consistently applied.

1.2 “Acquiring Person” has the meaning set forth in Section 7.8.3.

1.3 “Additional Indication” means, with respect to Licensed Products, each indication in the Field other than the Initial Indications, including any indication in which Licensed Products may be used in combination with one or more products of the Licensee.

1.4 “Affiliate” means, with respect to a Person, any subsidiary or any other Person that, directly or indirectly, through one or more intermediaries, is controlled by or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of Voting Stock, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the Voting Stock or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Alliance Manager” has the meaning set forth in Section 2.11.

1.7 “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or jurisdiction hereunder.

1.8 “Biosimilar Product” means, with respect to a given Licensed Product in a particular jurisdiction after Regulatory Approval of such Licensed Product in such jurisdiction, a Third Party biologic product (a) whose licensing, approval, or marketing authorization relies in whole or in part on (i) a prior Regulatory Approval granted such Licensed Product or (ii) any data generated in support of a prior Regulatory Approval granted such Licensed Product, and (b) is determined by the competent Regulatory Authority of such jurisdiction to be interchangeable with the respective Licensed Product, including in terms of quality, safety, efficacy and dosing regimen.

1.9 “Binding Forecast” has the meaning set forth in Section 5.3;

1.10 “Board of Directors” has the meaning set forth in the definition of Change of Control.

1.11 “Breaching Party” has the meaning set forth in Section 13.2.1.

1.12 “Bundling Sale” has the meaning set forth in Section 8.4.7.

1.13 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Ghent, Belgium and Shanghai, the PRC are open for business.

1.14 “Calendar Quarter” means each successive period of three (3) months of the Gregorian calendar commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.15 “Calendar Year” means each successive period of twelve (12) months of the Gregorian calendar commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.16 “Change of Control” with respect to either Party or a Controlling Entity of such Party shall be deemed to have occurred if any of the following occurs during the Term:

1.16.1. any “person” or “group” (as defined below) (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party or its Controlling Entity then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party or its Controlling Entity representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or its Controlling Entity or (b) has the power, directly or indirectly, to elect a majority of the members of such Party’s or its Controlling Entity’s board of directors, or similar governing body (“Board of Directors”); the Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity; or

1.16.2. such Party or its Controlling Entity enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party or its Controlling Entity immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or its Controlling Entity or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party or its Controlling Entity immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party or its Controlling Entity representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party or its Controlling Entity immediately prior to such transaction; or

1.16.3. such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates; or

1.16.4. the holders of capital stock of such Party or its Controlling Entity approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change in Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.17 “Clinical Data” means all Information with respect to the Licensed Compound or any Licensed Product made, collected, or otherwise generated under or in connection with a Clinical Trial, including any data (including raw data), reports, and results with respect thereto.

1.18 “Clinical Trial” means a Clinical Phase I Trial, Clinical Phase II Trial, or Clinical Phase III Trial, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more indications, including tests or studies that are intended to expand the Product Labeling for such Licensed Product with respect to such indication.

1.19 “Clinical Phase I Trial” means a study in humans which provides for the first administration to humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics.

1.20 “Clinical Phase II Trial” means a clinical study (other than a Clinical Phase I Trial) in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence pivotal studies/Clinical Phase III Trials.

1.21 “Clinical Phase III Trial” means a controlled, and usually multicenter, clinical study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in humans in the indication being investigated in a manner sufficient to submit an application to obtain Regulatory Approval to market such product.

1.22 “COGS” has the meaning ascribed thereto in Schedule 1.22.

1.23 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of Licensed Products, including activities related to marketing, promoting, distributing, and importing such Licensed Products, and interacting with Regulatory Authorities regarding any of the foregoing. For clarity, Commercialization does not include Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.24 “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or other applicable activities with respect to the Licensed Products by Licensee, the carrying out of such activities using efforts and resources comparable to the efforts and resources commonly used in the biopharmaceutical industry for products of similar market potential at a similar stage in development or product life (without regard to the particular circumstances of Licensee, including any other product opportunities of Licensee) taking into account relevant factors such as safety, regulatory issues, intellectual property issues, and reimbursement. “Commercially Reasonable Efforts” shall be determined on a jurisdiction-by-jurisdiction and indication-by-indication basis, Commercially Reasonable Efforts require, with respect to the applicable obligation, that Licensee shall [***].

1.25 “Commercial Supply Agreement” has the meaning set forth in Section 5.3.

1.26 “Committee” means the JSC, the JDC, the JMC, the JCC, the JFC or another Sub-Committee (together, the “Committees”).

1.27 “Competing Product” means any product that [***] mode of action.

1.28 “Compliance Self-Audit” has the meaning set forth in Section 6.10.

1.29 “Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the Licensed Compound or any Licensed Product, any Exploitation of the Licensed Compound or Licensed Products, any Information with respect thereto developed by or on behalf of a Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. The Licensed Know- How, Product Improvements and the Regulatory Data owned by Licensor pursuant to the terms of this Agreement are deemed to be Licensor’s Confidential Information and Licensee is deemed to be the receiving Party and Licensor the disclosing Party with respect thereto. The existence and terms of this Agreement, are the Confidential Information of each Party, with each Party being deemed the receiving Party of such Confidential Information.

1.30 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in ARTICLE 7), to gr ant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.31 “Controlling Entity” means, with respect to a Party, any Person that controls such Party. For purposes of this definition, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of Voting Stock, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the Voting Stock or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.32 “CMO” means a contract manufacturing organization.

1.33 “CRO” means a contract research organization.

1.34 “CTA” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) a Clinical Trial Application as defined in the PRC Drug Administration Law or an equivalent in other jurisdictions, and (b) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.35 “Default Notice” has the meaning set forth in Section 13.2.1(a).

1.36 “Development” means with regard to the Licensed Compound and the Licensed Product all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Trials, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to any of the foregoing, including the preparation and submission of CTAs, the maintenance of a pharmacovigilance and safety database, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, Development does not include Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.37 “Development Plan” means a development plan setting forth in reasonable detail all Development activities to be performed by Licensee (a) to seek, obtain and maintain Regulatory Approvals for Licensed Products in the Territory, and (b) with respect to its responsibilities to perform Development activities for Global Trials in the Territory; which plan shall include in reasonable detail all items listed in Section 3.2.1.

1.38 “Dollars” or “$” means United States Dollars.

1.39 “Drug Approval Application” means an application filed with a Regulatory Authority for the approval of a pharmaceutical product to be marketed in the Territory.

1.40 “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.41 “EMA” means the European Medicines Agency, and any successor agency(ies) or authority having substantially the same function.

1.42 “Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.43 “FcRn” means the neonatal Fc receptor (UniProt ID: P55899).

1.44 “FDA” means the United States Food and Drug Administration, and any successor agency(ies) or authority having substantially the same function.

1.45 “Field” means all uses of the Licensed Products for any preventative or therapeutic indications, in humans and animals.

1.46 “First Commercial Sale” means, with respect to a given Licensed Product and a given jurisdiction, the first commercial sale for monetary value for use or consumption by the end user in an arm’s length transaction of such Licensed Product to a Third Party in such jurisdiction after Regulatory Approval for such Licensed Product has been obtained in such jurisdiction. “First Commercial Sale” will not include any distribution or other sale solely for patient assistance, named patient use, compassionate use, or other patient access programs, non-registrational or registrational studies or similar programs or studies, in each case where a Licensed Product is supplied without charge or at the actual Manufacturing cost thereof (without allocation of indirect costs or any markup).

1.47 “Global Marketing Guidelines” has the meaning set forth in Section 6.5.

1.48 “Global Trial” means Development activities related to a Clinical Trial for a Licensed Product that are (a) conducted outside the Territory, or both inside and outside the Territory, and (b) are intended to support Regulatory Filings both inside and outside the Territory.

1.49 “Global Trial Plan” has the meaning set forth in Section 3.3.1.

1.50 “Good Clinical Practice” or “GCP” means, in respect of a Clinical Trial, the highest of the then current standards required by Applicable Law of: (a) the European Union, including Directive 2001/20/EC and guidance published by the European Commission or EMA in relation to such Directive; (b) the United States, including the provisions of Title 21 of the U.S. Code of Federal Regulations (including Parts 11, 50, 54, 56, 312, 314, 320, 601 and 610); (c) Japan; (d) the People’s Republic of China; or (e) such other countries in which a Licensed Product is tested.

1.51 “Good Laboratory Practice” or “GLP” means, in respect of laboratory activities, the highest of the then current standards required by Applicable Law of: (a) the European Union, including the Directive 2004/9/EC, Directive 2004/10/EC, guidance published by the European Commission or EMA in relation to such Directives and any local laws, rules and regulations that implement such Directives and guidance; (b) the United States, including the FDA’s Good Laboratory Practice regulations at 21 C.F.R. Part 58; (c) Japan; (d) the People’s Republic of China; or (e) such other countries in which a Licensed Product is tested.

1.52 [***]

1.53 “Indemnification Claim Notice” has the meaning set forth in Section 12.3.

1.54 “Indemnified Party” has the meaning set forth in Section 12.3.

1.55 “Information” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, Regulatory Data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell litres, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.56 “Initial Indications” means the indications set out in the initial Development Plan attached hereto as Schedule 3.2.1.

1.57 “In-licensing Agreements” means the [***].

1.58 “JCC” has the meaning set forth in Section 2.4.

1.59 “JDC” has the meaning set forth in Section 2.2.

1.60 “JFC” has the meaning set forth in Section 2.5.

1.61 “JMC” has the meaning set forth in Section 2.3.

1.62 “JSC” has the meaning set forth in Section 2.1.

1.63 “Joint Program IP” has the meaning set forth in Section 9.1 2(c).

1.64 “Joint Patents” means Patents claiming Joint Program IP.

1.65 “Licensed Compound” means Licensor’s proprietary antibody fragment known as efgartigimod, an FcRn blocker, as more fully set forth in Schedule 1.65. The definition of Licensed Compound does not include any [***].

1.66 “Licensee” has the meaning set forth in the preamble hereto.

1.67 “Licensee Indemnitees” has the meaning set forth in Section 12.2.

1.68 “Licensed Know-How” any Information that is Controlled by Licensor or any of its Affiliates as of the Effective Date or, subject to Sections 7.7.3 and 15.3.2, during the Term the practice of which is necessary or useful for, or that is actually used in, the Development or Commercialization of Licensed Compound or Licensed Products.

1.69 “Licensed Patents” means all Patents that (a) are owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or, subject to Sections 7.7.3 and 15.3.2, at any time during the Term (including Licensor’s interests in Joint Patents), and (b) (i) claim the composition of matter or a method of use of the Licensed Compound or a Licensed Product or the Manufacture thereof, or (ii) are necessary or reasonably useful for the Development or Commercialization of the Licensed Compound or the Licensed Products in the Field in the Territory. The Licensed Patents existing at the Effective Date are listed in Schedule 1.69.

1.70 “Licensed Product” means any biopharmaceutical product containing the Licensed Compound as an active pharmaceutical ingredient, alone or in combination with one (1) or more other active ingredients (in the same formulation), in any and all forms, presentations, delivery systems, dosages, and formulations.

1.71 “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.72 “Licensor” has the meaning set forth in the preamble hereto.

1.73 “Licensor Indemnitees” has the meaning set forth in Section 12.1.

1.74 “Lonza Agreement” means that certain Multi-Product License Agreement between Lonza Sales AG and arGEN-X N.V. (currently argenx SE) dated February 4, 2015.

1.75 “Losses” has the meaning set forth in Section 12.1.

1.76 “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, filling, finishing, packaging, labeling, shipping, and holding of the Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre- clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.77 “Net Sales” means the gross amounts invoiced or otherwise billed (or, if not invoiced or billed, received as barter, non-cash consideration or otherwise), byLicensee, its Affiliates and sublicensees in connection with the sale, lease or other transfer for value of Licensed Products to Third Parties; less (a) amounts actually allowed or credited for [***] (to the extent not already reflected in or deducted from the gross amount invoiced), excluding [***], (b) packing costs, insurance costs, freight out, transportation costs, VAT and import duties imposed on the transaction, (c) wholesaler, cash discounts and distributor costs in amounts customary in the trade to the extent actually granted or incurred, included in the invoice, separately itemized on the invoice and not already reflected in or deducted from in the gross amount invoiced, (d) bad debt written off under Accounting Standards [***] with reasonable collection efforts and added back if collected, in each case (a), (b), (c), and (d) to the extent allocable to the Licensed Products; provided that, in no event (i) shall the [***] (ii) shall any item of deduction be counted more than once and (iii) shall VAT be deducted for the purposes of calculating Net Sales if and to the extent such amounts are finally reimbursable to Licensee. In addition, in determining Net Sales, the following shall apply:

1.77.1. All of the foregoing deductions must be calculated in accordance with then current Accounting Standards, consistently applied, during the applicable calculation period throughout the selling, leasing or otherwise transferring party’s organization.

1.77.2. Net Sales shall not include sales between or among Licensee and its Affiliates or subcontractors except if for end use.

1.77.3. Any discounts, rebates, chargebacks and other deduction will be fairly and equitably allocated to the Licensed Products, as applicable, and other products or processes of Licensee and its Affiliates or subcontractors such that a Licensed Product, as applicable, does not bear a disproportionate portion of any such deductions.

1.77.4. For purposes of calculating the Net Sales of any Licensed Products sold, leased or transferred, in exchange for consideration other than for cash in any jurisdiction, the price for such Licensed Products, as applicable, will equal the weighted average price of such Licensed Products, as applicable, that are sold for cash in such jurisdiction during the prior Calendar Year (or, if none, the average price of such Licensed Products, as applicable, that are sold for cash in the Territory during the applicable Calendar Quarter) in similar quantities.

For clarity, no deductions from Net Sales shall be made (a) for commissions paid to individuals, whether they are independent sales agents or employees or (b) for the cost of collections.

1.78 “New Global Trial” has the meaning set forth in Section 3.3.1(a).

1.79 “NMPA” means the Chinese National Medical Products Administration, and any successor agency(ies) or authority(ies) having substantially the same function.

1.80 “Non-Breaching Party” has the meaning set forth in Section 13.2.1.

1.81 “Non-Cooperative Jurisdiction” means a jurisdiction that is a jurisdiction with no taxation or a low taxation or a non-cooperative jurisdiction, all within the meaning of Article 307, §1/2 of the Belgian Income Tax Code 1992).

1.82 “Parent” has the meaning set forth in the preamble hereto.

1.83 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.84 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations secured by existing or future extension or restoration mechanisms, including revalidations, reissues, renewals, substitutions, re-examinations and extensions (including any patent term adjustments, patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.85 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.86 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.8.

1.87 “Product Improvement” has the meaning set forth in Section 9.1.2(a).

1.88 “Product Infringement” has the meaning set forth in Section 9.3.1.

1.89 “Product Labeling” means, with respect to a Licensed Product in a jurisdiction in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such jurisdiction, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Licensed Product in such jurisdiction.

1.90 “Product Trademarks” means the Trademark(s) designated by Licensor for use by Licensee for the Development or Commercialization of Licensed Products in the Territory in accordance with the terms of this Agreement and Licensor’s global brand strategy, and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.91 “Program IP” means all Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of either or both Parties (or their respective Affiliates or subcontractors) in the performance of activities under this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

1.92 “Publication” means any publication or presentation in relation to Development activities for Licensed Products.

1.93 “Quality Agreement” shall mean a quality agreement setting out further administrative, technical and quality provisions regarding the subject of such quality agreement, pertaining to Manufacture and supply of Licensed Product (for Development or Commercialization purposes or the conduct of Development activities, as applicable), GCP activities or phannacovigilance activities including any intermediary version thereof.

1.94 [***].

1.95 “Regulatory Approval” means, with respect to a jurisdiction, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Licensed Compound or Licensed Product in such jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) approval of Product Labeling.

1.96 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the NMPA, EMA or FDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Compound or Licensed Products in the Territory.

1.97 “Regulatory Data” means all non-clinical data, Clinical Data and other data contained in Regulatory Documentation.

1.98 “Regulatory Documentation” means all (a) Regulatory Filings and Regulatory Approvals, (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes of calls and in-person meetings and official contact reports relating to any communications with any Regulatory Authority) and adverse event files, and (c) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Licensed Products.

1.99 “Regulatory Exclusivity” means, with respect to a Licensed Product in a jurisdiction in the Territory, any additional market protection, other than Patent protection, granted by a Regulatory Authority for such Licensed Product in such jurisdiction which confers an exclusive Commercialization period during which Licensee can exclusively market and sell such Licensed Product in such jurisdiction through such regulatory exclusivity right.

1.100 “Regulatory Filings” means any filing with any Regulatory Authority with respect to the Development, Manufacture or Commercialization of the Licensed Compound or a Licensed Product. Unless expressly provided otherwise, Regulatory Filings include CTAs and Drug Approval Applications.

1.101 “Royalty Term” has the meaning set forth in Section 8.4.2.

1.102 “Segregate” means, with respect to a Competing Product, to segregate the research, development, manufacture, and commercialization activities relating to such Competing Product from the Development, Manufacture, and Commercialization activities with respect to the Licensed Compound and the Licensed Product under this Agreement, including by ensuring that: (a) no personnel involved in performing the research, development, manufacture, and commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the Development, Manufacture, and Commercialization of the Licensed Compound or the Licensed Product or any other relevant Confidential Information of the applicable Party; and (b) no personnel involved in performing the Development, Manufacture, and Commercialization of the Licensed Compound or the Licensed Product have access to non-public plans or information relating to the research, development, manufacture, and commercialization of such Competing Product; provided, that, in either case ((a) or (b)), senior management personnel may review and evaluate plans and information regarding the research, development, manufacture, and commercialization of such Competing Product solely in connection with monitoring the progress of products and to make portfolio decision-making among product opportunities.

1.103 “Senior Officer” means, with respect to Licensor, its Chief Executive Officer (or its designee and direct report), and with respect to Licensee, its Chief Executive Officer (or its designee and direct report).

1.104 “Share Issuance Agreement” means the Share Issuance Agreement attached hereto as Schedule 8.1.

1.105 “Sole Program IP” has the meaning set forth in Section 9.1.2(b).

1.106 “Sole Program Patents” means Patents claiming Sole Program IP.

1.107 “Sub-Committee” has the meaning set forth in Section 2.6.

1.108 “Subcontractable Affiliate” means with regard to Licensee, any Affiliate that is controlled directly or indirectly by Licensee or Parent (as “controlled by” is defined in Section 1.4).

1.109 “Sublicensable Affiliate” means with regard to Licensee, any Affiliate that directly or indirectly controls Licensee or which is directly or indirectly controlled by Licensee, but expressly excluding any Affiliates under common control with Licensee (as “control”, “controlled by” and “under common control with” are defined in Section 1.4).

1.110 “Term” has the meaning set forth in Section 13.1.

1.111 “Territory” means the People’s Republic of China (“PRC”), Hong Kong, Macau and Taiwan.

1.112 “Territory Marketing Materials” has the meaning set forth in Section 6.5.

1.113 “Territory-specific PoC Trials” means any Clinical Phase I Trial and Clinical Phase II Trial for a Licensed Product that is designed to show clinical proof of concept for a new indication, and for which all or substantially all of the activities are conducted in the Territory.

1.114 “Territory-specific Trials” means any Clinical Trial for a Licensed Product for which all or substantially all of the activities are conducted in the Territory for obtaining Regulatory Approval for such Licensed Product in one (1) or more indications in the Field in the Territory, excluding any Territory-specific PoC Trials.

1.115 “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.

1.116 “Third Party Claims” has the meaning set forth in Section 12.1.

1.117 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

1.118 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.119 [***] means that certain patent license agreement [***]

1.120 “Valid Claim” means (a) a claim of an issued and unexpired Patent within the Licensed Patents (including the Joint Patents) that has not (i) irretrievably lapsed or expired, irretrievably been abandoned, or irretrievably been disclaimed; or (ii) been held invalid, unenforceable, or non-patentable by a court or other appropriate body that has competent jurisdiction, such holding being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim in a pending Patent application that is included in the Licensed Patents that is being prosecuted in good faith and has been pending (from the earliest priority date) for ten (10) years or less and that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.121 “VAT and Indirect Taxes” means any value added, sales, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction.

1.122 “Voting Stock” has the meaning set forth in the definition of Change of Control.

1.123 “Withholding Income Tax” has the meaning set forth in Section 8.7.2.

1.124 “Withholding Tax” has the meaning set forth in Section 8.7.2.

ARTICLE II

COLLABORATION MANAGEMENT

2.1. Joint Steering Committee. Within [***] days following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”). The JSC shall include senior executives of each Party. The JSC shall: (a) approve updates and amendments to the Development Plan (including timelines and budgets); (b) monitor the activities of the other Committees; (c) resolve any dispute referred to it by a Committee in accordance with Section 2.9; and (d) perform such other functions that are expressly delegated to the JSC in this Agreement or as mutually agreed by the Parties in writing.

2.2. Joint Development Committee. Within [***] days following the Effective Date, the Parties shall establish a joint development committee (the “JDC”). JDC shall include individuals from each Party with reasonable expertise in the areas of product development, clinical development and regulatory matters. The JDC shall be the forum for discussion of all Development related activities in the Territory, and shall: (a) oversee and monitor the Development activities for Licensed Products in the Territory in accordance with the Development Plan, and review Development reports and discuss at meetings the status, progress and results of the Development activities performed by Licensee in the Territory; (b) discuss the design of [***] Trials that are to be performed in the Territory; (c) perform the tasks and make the decisions delegated to the JDC under ARTICLE 3 and ARTICLE 4 of this Agreement; (d) serve as a forum for exchanging and discussing Regulatory Documentation, Regulatory Data and other technical information, and discussing strategies for, and the status of, obtaining Regulatory Approvals for Licensed Products in the Territory; (e) serve as a forum for discussing status of obtaining Regulatory Approvals for Licensed Products outside the Territory and (f) perform such other functions that are expressly delegated to the JDC in this Agreement or by the JSC.

2.3. Joint Manufacturing Committee. Within [***] days following the Effective Date, the Parties shall establish a joint manufacturing committee (the “JMC”). The JMC shall include individuals from each Party with reasonable expertise in the area of biological product manufacturing. The JMC shall be the forum for discussion of all Manufacturing related activities related to the Territory, and shall: (a) oversee and coordinate the clinical and commercial supply of Licensed Products for the Territory [***] (c) discuss any Manufacturing matters with respect to the Licensed Compound and Licensed Products designated for use in the Territory; and (d) perform such other functions that are expressly delegated to the JMC in this Agreement or by the JSC.

2.4. Joint Commercialization Committee. At least [***] prior to the anticipated filing of the first Drug Approval Application for the first Licensed Product in the Territory, the Parties shall establish a joint commercialization committee (the “JCC”). The JCC shall include individuals from each Party with reasonable expertise in the areas of sales and marketing, operations, and market access. The JCC shall be the forum for discussion of all Commercialization related activities in the Territory, and shall: (a) discuss, approve and update the Commercialization Plans and any amendments thereto; (b) ensure that the Commercialization activities in the Territory are consistent with Licensor’s global brand, the Global Marketing Guidelines, and the Commercialization strategy outside the Territory, (c) establish a process to review and comment on the application of the Global Marketing Guidelines to the Territory and on the Territory Marketing Materials; (d) monitor and discuss the progress of the Commercialization of Licensed Products in the Field in the Territory in accordance with the Commercialization Plans and exchange information on the Commercialization of Licensed Product outside the Territory; (e) [***] and (f) perform the other functions that are expressly delegated to the JCC in this Agreement or by the JSC in writing.

2.5. Joint Finance Committee. Within [***] days following the Effective Date, the Parties shall establish a joint finance committee (the “JFC”). The JFC shall include individuals from each Party with reasonable expertise in the areas of accounting, budgeting and financial reporting. The JFC shall be the forum for discussion of all finance related issues in relation to the Territory, and shall: (a) coordinate budgeting, accounting, financial reporting and other financial activities provided for in this Agreement; (b) if requested by the JSC, develop a process for the development of budgets by the Committees in order to assist in reconciling payments owed by one Party to the other in connection with Development activities, and the approval of such budgets by the JSC, including the Development budgets; and (c) perform such other functions that are expressly delegated to the JFC in this Agreement or by the JSC.

2.6. Sub-committees. From time to time, the JSC may establish and delegate duties to Sub-committees (each, a “Sub-committee”) on an “as-needed” basis to oversee particular projects or activities. Each Sub-committee shall have the responsibility delegated to it in writing by the JSC, provided that in no event shall the authority of a Sub-committee exceed the responsibilities and authority of the JSC.

2.7. Membership of Committees. Each Committee shall be composed of an equal number of representatives appointed by each Party. Each Committee shall be initially composed of three (3) representatives of each Party until otherwise agreed by the Parties. Each Party may replace any of its Committee representatives at any time upon written notice to the other Party. Each Committee shall be co-chaired by one designated representative of each Party. The co-chairpersons of each Committee shall not have any greater authority than any other representative on the Committee.

2.8. Meetings and Minutes of Committees. Each Committee shall meet quarterly, or as otherwise agreed to by the Parties. The co-chairpersons of the Committee shall be responsible for calling meetings on no less than [***] notice, or upon the request of a Party on shorter notice if the other Party consents to such shorter notice (such consent not to be unreasonably withheld, conditioned or delayed). Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided, that under exigent circumstances requiring input by the Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (such consent not to be unreasonably withheld, conditioned or delayed). The co-chairpersons of the Committees shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the Committee.

2.8.1. Procedural Rules. Each Committee shall have the right to adopt such standing titles as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Representatives of the Parties on the Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed.

2.8.2. Decision-making. Each Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one representative appointed by each Party.

2.8.3. Further Participants. Employees or consultants of either Party that are not representatives of the Parties on the Committee may attend meetings of the Committee; provided, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the Committee, and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 10.

2.9. Dispute Resolution.

2.9.1. Escalation to the JSC. If the JDC, JMC, JCC, JFC or a Sub-Committee fails to reach consensus on any matter within its authority for a period in excess of [***] days following the date on which such matter was first presented to such Committee, the matter shall be referred to the JSC.

2.9.2. Dispute Resolution by Senior Officers. If the JSC fails to reach consensus on: (i) any matter referred to it by the JDC, JMC, JCC, JFC or a Sub-Committee that is within such Committee’s authority, or (ii) any matter within the JSC’s authority, within [***] following the date on which such matter was first presented to the JSC, then, unless this Agreement expressly provides otherwise, such matter shall be escalated to the Senior Officers for resolution, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers fail to reach consensus on any matter referred to them within [***] after such issue was first referred to them, then, the following shall apply:

(a) such dispute shall be finally and definitively resolved by the Senior Officer of Licensee for matters within the authority of a Committee that are primarily related to the Development and Commercialization of Licensed Products in the Field in the Territory except for matters that (i) would materially adversely affect the Development or Commercialization of Licensed Compound or Licensed Product, (ii) would materially adversely affect the safety of the Licensed Compound or Licensed Product, (iii) [***] or (iv) are subject to Licensor’s final decision making authority pursuant to Section 2.9.2(b). For clarity, Licensee’s final-decision making authority shall include any decision to finally determine Licensee’s pricing strategy for the Licensed Products in the Territory, |[***] and

(b) such dispute shall be finally and definitively resolved by the Senior Officer of Licensor for: (i) matters that would materially adversely affect the Development or Commercialization of Licensed Compound outside the Territory or would materially adversely affect the safety of the Licensed Product, provided that Licensor may not use such final decision-making authority in a manner that would materially adversely affect the Development or Commercialization of Licensed Compound or Licensed Product in the Territory; (ii) [***], provided, however, that Licensor may not use its final decision-making authority to: (A) approve a trial design to which Licensee objects in good faith as not being likely to support a Regulatory Approval of the respective Licensed Product in the Territory, or (B) increase the total number of human subjects to be enrolled in such Territory-specific POC Trial beyond the number of human subjects set forth in the Development Plan for such Territory-specific POC Trial; (iv) matters relating to Manufacturing; (v) matters relating to Publications [***]:

(c) provided, further, that, neither Party may exercise its final decision-making authority under Section 2.9.2(a) or Section 2.9.2(b) in a manner that would (i) negate any consent right or other right specifically allocated to the other Party under this Agreement, (ii) require the other Party to perform activities that the other Party has not agreed to perform as set forth in this Agreement, or (iii) require the other Party to perform any act that it reasonably believes to be inconsistent with any Applicable Law.

(d) except for matters expressly set forth under Section 2.9.2(a) or Section 2.9.2(b), neither Party shall have final decision-making authority for any other matter and any such remaining dispute shall be resolved pursuant to Section 15.5.2. Notwithstanding the foregoing, mutual agreement of the Parties is required for (i) any decision for Licensee to participate in a New Global Trial and (ii) any amendments to the Development Plan (including activities, timelines and budgets).

2.10. Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Neither Committee shall have the power to, and neither Party shall exercise its final decision making authority in a manner that would, (a) amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 15.7 or compliance with which may only be waived as provided in Section 15.10; (b) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (c) make decisions outside the scope of those matters expressly delegated to it in this Agreement. For clarity, the Committees have no approval rights with respect to matters related to the Licensed Compound or Licensed Product outside the Territory or outside the Field, which matters are within Licensor’s sole discretion.

2.11. Alliance Manager. Promptly after the Effective Date, each Party shall appoint an individual who is an employee of such Party and proficient in English (each, an “Alliance Manager”) to oversee contact between the Parties for all matters between meetings of the Committees, including sharing of information regarding material Development updates of the Licensed Product that are under the purview of the Committees or for which information exchange is otherwise provided for under this Agreement, and who shall have such other responsibilities as the Parties may agree in writing. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers will attend the JSC meetings as non-voting participants.

2.12. Discontinuation of Committees. A Committee shall continue to exist until the Parties mutually agree to disband such Committee. Once a Committee has been discontinued, any requirement of Licensee to provide Information, documents or other materials to such Committee shall be deemed a requirement to provide such Information, documents or other materials to Licensor.

2.13. Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the Committees.

ARTICLE III

DEVELOPMENT

3.1. General. Licensee will be responsible, under JDC oversight, for the Development activities to support the Regulatory Approval of the Licensed Product in the Field in the Territory, and will conduct the Development of the Licensed Compound and Licensed Products in accordance with the Development Plan, or as otherwise explicitly permitted under this Agreement. Licensor will be responsible, at its sole discretion, for all Development activities that are conducted outside the Territory.

3.2. Territory-specific Development.

3.2.1. Development Plan; Updates; Amendments.

(a) The Development Plan shall include all material Development activities to be performed by Licensee in the Territory for the Development of the Licensed Compound and Licensed Products, including: (i) all Territory-specific Trials and Territory-specific PoC Trials; (ii) all material Development activities to be performed by Licensee in the Territory as part of a Global Trial; (iii) a plan for preparing and submitting Regulatory Filings in the Territory and obtaining and maintaining Regulatory Approvals for Licensed Products in the Territory; (iv) all other material Development activities that are required to seek, obtain and maintain Regulatory Approvals in the Territory for the Initial Indications and any Additional Indications approved by the JSC; and (v) [***].

(b) The initial Development Plan is attached hereto as Schedule 3.2.1. The Development Plan (including estimated timelines and estimated budgets) may be updated and amended from time to time only with the approval of the JSC, as described in this Section 3.2.1. To the extent that the initial Development Plan as of the Effective Date does not include all of the items listed in Section 3.2.1(a), the Parties will cooperate through the JSC, JDC and JFC in good faith to amend such Development Plan to include such further detail.

(c) The JDC shall review the Development Plan (including milestones and estimated timelines and estimated budgets) at least annually and prepare any recommended updates. The JDC shall submit all such updates to the JSC for review and approval.

(d) Either Party may submit a proposed update or amendment to the Development Plan to the JDC from time to time, including changes to the Territory-specific Trials and Territory-specific PoC Trials or proposal for new Territory-specific Trials and Territory-specific PoC Trials. The JDC shall discuss such proposal at its next meeting, and submit such proposal to the JSC for review and approval together with a recommendation as to whether to approve such update or amendment.

3.2.2. Development in Additional Indications.

(a) Upon the request of either Party, the JDC shall discuss the Development of Licensed Products in an Additional Indication in the Territory. The JDC shall submit such request to the JSC for review and approval together with a recommendation on whether to approve the Development in such Additional Indication.

(b) If the JSC approves the Development of Licensed Products in an Additional Indication, the JDC shall prepare an update to the Development Plan, including all material Development activities that are required to obtain Regulatory Approval in such Additional Indications, estimated milestones and estimated timelines, and submit such update to the JSC for review and approval.

3.2.3. Conduct of Development Activities; Diligence.

(a) Licensee shall use Commercially Reasonable Efforts to execute and to perform or cause to be performed, the Development activities allocated to it in the Development Plan, including Territory-specific Trials, Territory-specific PoC Trials and those parts of the Global Trials to be performed by Licensee in the Territory in accordance with the Development Plan, and shall use Commercially Reasonable Efforts to meet the timelines set out in the Development Plan. Without limiting the generality of the foregoing, Licensee shall: (i) obtain and maintain (itself or through its Affiliates or subcontractors) sufficient facilities, personnel (with appropriate qualifications and experience), equipment, materials and other resources as reasonably required to complete the Development activities allocated to it in the Development Plan; and (ii) use Commercially Reasonable Efforts to [***].

(b) If at any time Licensor has a reasonable basis to believe that Licensee is in material breach of its diligence obligations under this Section 3.2.3, then Licensor may so notify Licensee in writing, specifying the basis for its belief, and, without limitation to any other right or remedy available to Licensor hereunder, at Licensor’s request, the Parties shall meet within [***] days after such notice to discuss in good faith Licensor’s concerns and Licensee’s Development efforts with respect to the Licensed Products in the Field in the Territory.

(c) Licensee shall conduct the Development of Licensed Products in the Field in the Territory in accordance with all Applicable Laws and GLP and GCP requirements applicable to it and consistent, from a safety perspective, with the manner in which Licensor is conducting the Development of Licensed Products outside the Territory; provided, that Licensor has provided notice to the JDC of such safety standards. The Parties will in good faith negotiate a suitable GxP Quality Agreement for the Development activities.

(d) Licensee will keep Licensor reasonably informed of all material aspects of Licensee’s, its Affiliates’ and sublicensees’ Development of Licensed Products in the Field in the Territory. Without limiting the foregoing, subject to Applicable Law, the Parties will discuss in good faith and coordinate, through the JDC, Licensee’s material Development activities for Licensed Products in the Field in the Territory, including the design and commencement of Clinical Trials and any other material Development steps. Licensee will consider in good faith Licensor’s input and comments with respect thereto, and any final decision within the JDC’s decision making authority shall be made in accordance with Section 2.9.2.

(e) Licensee shall perform, and shall cause its subcontractors to perform, any and all of its Development activities under this Agreement in good scientific manner, in compliance with all Applicable Law and GCP and GLP, and in accordance with the covenants set forth in Section 11.3.

(f) Neither Licensee nor its Affiliates shall, directly or indirectly, whether alone or together with a Third Party. Develop the Licensed Compound or Licensed Products outside the Territory or outside the Field.

3.3. Global Trials.

3.3.1. New Global Trials.

(a) If Licensor intends to perform a Global Trial for which activities are not contemplated by the Development Plan (a “New Global Trial”), it shall provide an outline of the design of such Global Trial to the JDC. The JDC will discuss in its next meeting whether and which activities of such Global Trial (e.g., the percentage of patient enrolment in the Territory) can be allocated to Licensee for performance in the Territory. If the Parties reach consensus in the JDC that part of a New Global Trial will be performed by Licensee in the Territory, the JDC will prepare an update to the Development Plan, and will submit such proposal to the JSC for review and approval.

(b) If the JSC, and after dispute resolution in accordance with 2.9.2, the Senior Officers, fail to reach unanimous agreement on the participation of Licensee in a New Global Trial, or the scope of such participation by Licensee, Licensor shall be free to perform such New Global Trial without the involvement of the Licensee, whether solely or in collaboration with any Third Party.

(c) If Licensee does not participate in a New Global Trial for a particular Licensed Product in a particular indication, [***]. Notwithstanding the foregoing, in the event Licensee is required by the Regulatory Authority in the Territory to provide such Clinical Data for such Global Trial in support of Licensee’s other Development or Commercialization activities for an indication for which Licensee has borne such share of costs, then, [***].

3.3.2. Global Trial Plan; Updates; Amendments. The plan for the Global Trials may be amended from time to time by Licensor (“Global Trial Plan”). Licensor may update or amend the Global Trial Plan in its sole discretion, provided that: (a) Licensor may not allocate any Development activities to be performed as part of a Global Trial to the Territory without the approval of the JSC; and (b) Licensor may not increase the number of human subjects to be enrolled in the Territory as part of a Global Trial beyond [***] of the total number of human subjects enrolled in such Global Trial worldwide. Licensor will regularly (if and when applicable) provide to Licensee, through the JDC, updates or amendments to the Global Trial Plan. For the avoidance of doubt, the Development activities that are to be performed by Licensee as part of a Global Trial will in any case also be included in the Development Plan, and Licensee will perform these activities in accordance with the Development Plan (as amended or updated in accordance with Sections 3.3.1(a) or 3.3.3).

3.3.3. Changes to Global Trial. If Licensor intends to make changes to a Global Trial that is part of the Development Plan or if such changes affect the Territory, including an increase of human subjects to be enrolled by Licensee as part of such Global Trial in the Territory, it shall provide a proposal of such change to the JDC. The JDC will discuss such proposed change in its next meeting, if it reaches consensus on such change to the Global Trial affecting the Territory, it will prepare an amendment to the Development Plan, and will submit such proposed amendment to the JSC for review and approval.

3.3.4. Conduct of Global Trials. Licensee will perform all Development activities that are to be performed in the Territory as part of a Global Trial in accordance with the Development Plan and Section 3.2.3; provided that Licensor shall have the right to conduct such activities as provided in Section 3.3.1(b). Licensor will perform all Development activities that are to be performed outside the Territory as part of a Global Trial in which Licensee is participating in accordance with the Global Trial Plan and in good scientific manner, in compliance with all Applicable Law and GCP and GLP, and in accordance with the covenants set forth in Section 11.3.

3.4. Sponsorship of Clinical Trials. Unless otherwise agreed upon by the Parties or required by Applicable Law, as between the Parties, |[***]. In connection with the performance of any such Clinical Trial for which Licensor is the sponsor and Licensee, its Affiliates or sublicensees is performing in the Territory, (a) at Licensee’s request, Licensor will provide reasonable assistance in connection with establishing and conducting such Clinical Trial, including assistance with all applications required by Applicable Law and (b) Licensee shall reimburse Licensor for (i) any out-of-pocket costs inclined in providing such assistance and (ii) for any internal costs incurred in providing such assistance beyond [***] per Clinical Trial or that extends beyond [***] after commencement of such Clinical Trial, in each case, within [***] after receipt of an invoice therefor. Licensee will be responsible for the implementation and the day-to-day management of all Clinical Trials to be performed in the Territory in accordance with this Agreement, including Territory-specific Trials and that part of Global Trials that is to be performed in the Territory. Without limiting the foregoing, Licensee shall be responsible for recruiting, enrolling, dosing, treating, and providing follow-up support to, all human subjects that are to participate in a Territory-specific Trial or in a Global Trial in the Territory in accordance with the Development Plan.

3.5. Ownership in Clinical Data; Data Sharing. Subject to the rights granted to Licensee under Section 7.1, Licensor shall own all Clinical Data resulting from Clinical Trials performed in relation to Licensed Products in the Territory (including all Clinical Data resulting from Territory-specific Trials or Global Trials), and Licensee shall assign to Licensor, and hereby assigns to Licensor, all of its right, title and interest in, to and under such Clinical Data. Section 9.1.3 shall apply accordingly. Licensee shall provide to Licensor all Clinical Data and analyses resulting from Clinical Trials performed in the Territory. As reasonably requested by Licensee, Licensor shall cooperate to exchange all Clinical Data and analyses that are (a) necessary or useful to support Regulatory Approval for Licensed Product in the Territory, and (b) from (i) a New Global Trial for which Licensee is not prohibited from having a right to use such Clinical Data pursuant to Section 3.3.1, (ii) a Global Trial for which Licensee is performing activities in the Territory pursuant to the Development Plan or (iii) a Clinical Trial for Licensed Product commenced prior to the Effective Date; provided that, (A) for any such Clinical Data and analyses generated on behalf of Licensor or its Affiliate by a Third Party after the Effective Date in a Clinical Trial that is not part of the Global Trial Plan existing as of the Effective Date, Licensor shall only be required to exchange such Clinical Data and analyses to the extent Controlled by Licensor or any of its Affiliates; (B) Licensor shall use diligent efforts to obtain Control of such Clinical Data and analyses in its agreement with such Third Party to enable such exchange with Licensee; and (C) if Licensor cannot obtain such Control in its agreement with a particular Third Party such that Licensor cannot provide Licensee with the Clinical Data or analyses generated by such Third Party with respect to the Licensed Product, then Licensor shall not have the right to provide such Third Party with any Clinical Data or analyses generated by Licensee with respect to the Licensed Product under this Agreement (other than safety data, which Licensor shall have the right to provide). Notwithstanding the foregoing, nothing in this Agreement shall require Licensor to provide to Licensee any Clinical Data that Licensor is not allowed to share due to restrictions resulting from informed consent forms or Applicable Law.

3.6. Development Reports.

3.6.1. On a Licensed Product-by-Licensed Product basis, Licensee shall, on a quarterly basis during the Term (without limiting any more frequent reporting obligations otherwise agreed pursuant to this Agreement), provide the JDC with written reports in English language summarizing the following with respect to the Licensed Products: (a) the results and progress of all Development activities that Licensee has performed, or caused to be performed, since the preceding report (including details of safety and efficacy data from Clinical Trials of Licensed Products in the Field in the Territory), (b) Licensee’s Development activities in process, (c) the future material activities such Party expects to initiate during the then-current Calendar Year, including timelines related thereto, (d) updates regarding material regulatory matters, including an update of all Drug Approval Applications filed, in each case on a jurisdiction-by-jurisdiction basis, (e) such other information as Licensor may reasonably request relating to the Development in order to enable Licensor to assess Licensee’s compliance with its Development obligations under this Agreement with respect to the Licensed Products.

3.6.2. On a Licensed Product-by-Licensed Product basis, Licensor shall discuss at meetings of the JDC (no more than on a quarterly basis) the following with respect to the Licensed Products outside the Territory: (a) an overview of the results and progress of Development since the preceding report, (b) an overview of Development activities in process, (c) an overview of the future material activities Licensor expects to initiate during the then-current Calendar Year, including timelines related thereto, and (d) jurisdictions in which Drug Approval Applications have been filed.

3.7. Development Funding.

3.7.1. Territory-specific Development Costs.

(a) Subject to Section 3.7.1(b), as between the Parties, Licensee shall be solely responsible for all costs and expenses in connection with Licensee’s, its Affiliates and sublicensees’ Development of Licensed Products in the Field in the Territory, including for pre-clinical studies, Territory-specific Trials and Territory-specific PoC Trials.

(b) Licensor will compensate Licensee for [***] of the human subjects enrolled in a Territory-specific PoC Trial in accordance with, and up to the number of subjects set forth in, the mutually agreed Development Plan at [***].

3.7.2. Global Trials.

(a) Subject to Section 3.3.1(c), 3.7.2(b) and Section 3.7.2(c), Licensor will be responsible for all costs and expenses incurred by Licensor in connection with a Global Trial.

(b) Licensee will be responsible for all costs and expenses incurred by Licensee in connection with a Global Trial in the Territory in accordance with the Development Plan, including all costs and expenses for recruiting, enrolling, dosing, treating, and providing follow-up support to, the human subjects to be enrolled by Licensee as part of such Global Trial in the Territory in accordance with the Development Plan; provided, however, that for each Global Trial, unless the Parties agree otherwise, a maximum of [***] of the total number of human subjects participating in such Global Trial worldwide will be allocated to the Territory.

(c) If Licensee fails to enroll the number of human subjects to be enrolled by Licensee in the Territory as part of a Global Trial as set forth in the Development Plan for such Global Trial or otherwise agreed upon by the Parties in good faith, before the ‘last patient in’ for such Global Trial (excluding patients to be enrolled by Licensee), and such failure or shortfall is not attributable to Licensor’s breach of this Agreement, Licensor’s breach of the applicable clinical supply agreement between the Parties or any material delay caused by any actions or inactions of Licensor, Licensee shall [***]. In the event Licensee enrolls more than the number of human subjects originally agreed upon by the Parties to be enrolled by Licensee in the Territory as part of a Global Trial, Licensee shall [***].

3.7.3. Payments Terms. To the extent any reimbursement costs are due from one Party to the other, then within [***] after the end of each calendar month, each Party shall provide the other a written accounting of the costs incurred by such Party that are reimbursable in whole or in part under this Agreement together with supporting documentation for any Third Party costs for such calendar month. Within [***] of receipt by the Parties of each such written accountings for a calendar month. Licensor shall provide Licensee with a reconciliation report setting forth the net payment due from one Party to the other Party to effectuate the sharing of costs as set forth herein. The Party that is owed money pursuant to such reconciliation report shall issue an invoice to the paying Party for the applicable net payment set forth in such reconciliation report promptly after receipt (or delivery, as applicable) of such reconciliation report. The Party receiving such invoice shall pay to the other Party the undisputed amount of such invoice within [***] after receipt of such invoice.

ARTICLE IV

REGULATORY MATTERS

4.1. Regulatory Strategy. The Parties will discuss and determine in the JDC the regulatory strategy for the Licensed Products in the Field in the Territory.

4.2. Regulatory Lead. Licensor (or its designee) shall be the holder of all Regulatory Filings and Regulatory Approvals for Licensed Products in the Field in the Territory, and Licensee shall be the local legal representative of Licensor (or Licensor’s designee) for all regulatory matters with respect to the Licensed Products in the Field in the Territory; provided that, if Applicable Laws in the Territory allow Licensee to hold such Regulatory Approvals and Regulatory Filings for the Licensed Product in the Territory and such transfer would be mutually beneficial, the Parties shall discuss in good faith (but shall have no obligation to enter into) an amendment to this Agreement providing for the transfer of such Regulatory Approvals and Regulatory Filings to Licensee. Licensee shall be the main point of contact for the regulatory relationship and communication with Regulatory Authorities within the Territory, and shall be responsible, at Licensee’s sole expense (including payment of all filing fees and all other associated costs), for making Regulatory Filings, and obtaining and maintaining Regulatory Approvals for Licensed Products in the Field in Territory, in accordance with this Agreement and the applicable Development Plan.

4.3. Regulatory Filings and Approvals. Licensee will file all CTAs and Drug Approval Applications on behalf, and in the name of Licensor, and will hold all Regulatory Approvals in the name of Licensor or Licensor’s designee. Licensor or its designee will support Licensee, as may be reasonably necessary or appropriate for Licensee to comply with its regulatory obligations hereunder, including by providing necessary documents, signatures or other materials required by Applicable Law or Regulatory Authorities.

4.4. Regulatory Communication and Meetings.

(a) Subject to Section 4.4(b), Licensee shall provide to Licensor copies of all material Regulatory Filings (and an English translation thereof) in the Territory prior to submission with a reasonable amount of time (and in any case, to the extent practicable, at least [***] prior to the envisaged date of submission) to allow Licensor to review and comment on such Regulatory Filings. Licensee will endeavour to inform Licensor in advance of an intention to present a draft Regulatory Filing for review to Licensor and at Licensor’s request, to the extent practicable, an additional term of no more than [***] shall be given for review and comments to such submission by Licensor. Licensee will consider in good faith all of Licensor’s comments and proposed revisions and will address such comments and proposed revisions, in each case, prior to submission, in the event of a disagreement between the Parties with respect to the implementation of Licensor’s comments and proposed revisions, such disagreement shall be escalated to the JSC. As used herein, “material” Regulatory Filings shall mean all CTAs and filings for Regulatory Approval, as well as supporting Regulatory Documentation therefor.

(b) In case an exigent action is required. Licensee shall notify Licensor prior to submitting any material Regulatory Filings in the Territory, and shall provide Licensor with copies of such submitted Regulatory Filings (and an English translation thereof) promptly and in no case later than [***] after its submission. At Licensor’s request, Licensee shall provide Licensor copies of all other Regulatory Filings (and an English translation thereof) [***].

(c) As between the Parties, Licensor retains the right (in its sole discretion) to conduct all regulatory activities with respect to the Licensed Products outside the Territory. Additionally, with respect to (i) any Global Trial that Licensee is participating in, (ii) any New Global Trials of Licensed Products in the Territory for which Licensee has a right to use Clinical Data pursuant to Section 3.3.1, and (iii) Clinical Trials for Licensed Product commenced prior to the Effective Date, Licensor shall provide Licensee with copies of material Regulatory Filings and material Regulatory Documentation relating to any such Clinical Trials in the United States, Japan, European Union, United Kingdom promptly after submission or receipt thereof, as applicable, provided that, (A) for any such Regulatory Filings and Regulatory Documentation generated on behalf of Licensor or its Affiliate by a Third Party after the Effective Date that is not related to a Clinical Trial as part of the Development Plan existing as of the Effective Date, Licensor shall only be required to provide copies of such Regulatory Filings and Regulatory Documentation to the extent Controlled by Licensor or any of its Affiliates; (B) Licensor shall use diligent efforts to obtain Control of such Regulatory Filing and Regulatory Documentation in its agreement with such Third Party to enable such provision to Licensee; and (C) if Licensor cannot obtain such Control in its agreement with a particular Third Party such that Licensor cannot provide Licensee with such Regulatory Filing or Regulatory Documentation generated or by such Third Party with respect to the Licensed Product, then Licensor shall not have the right to provide such Third Party with any Regulatory Filing or Regulatory Documentation generated by Licensee with respect to the Licensed Product under this Agreement, (other than safety data, which Licensor shall have the right to provide). Notwithstanding the foregoing, nothing in this Agreement shall require Licensor to provide to Licensee any Regulatory Filing or Regulatory Documentation that Licensor is not allowed to share due to restrictions resulting from informed consent forms or Applicable Law.

4.5. Regulatory Documentation and Regulatory Data. Licensee shall promptly provide Licensor access to, and an English translation of, all Regulatory Documentation in the Territory that is held by Licensee or its subcontractors, when and as such Regulatory Documentation becomes available. Subject to the rights granted to Licensee under Section 7.1, Licensor shall own all Regulatory Documentation and all Regulatory Data in the Territory, and Licensee shall assign to Licensor, and herewith assigns to Licensor, all of Licensee’s rights, title and interest in, to and under such Regulatory Documentation and Regulatory Data.

4.6. Audits of Systems, Processes and Procedures. Upon reasonable advance notice and at reasonable times and no more frequently than once per Calendar Year (unless for cause), Licensor or its representatives shall be entitled to conduct an audit of any system, process or practice used by Licensee for the conduct and quality control of Licensee’s activities under this Agreement, including the safety and regulatory systems, procedures or practices of Licensee and its subcontractors relating to the Licensed Products. Licensor shall treat all information subject to review under this Section 4.6 as Confidential Information of Licensee.

4.7. Regulatory Authority Inspections and Actions.

(a) Each Party shall promptly notify the other Party of any announced or unannounced inspection of such Party, its Affiliates, or subcontractors (including clinical trial sites and manufacturing sites) relating to Licensed Products by any Regulatory Authority in the Territory and shall provide the other Party with all information in such Party’s Control related thereto. The other Party will have the right to be present at such inspection, and participate to the extent allowed under Applicable Law, as relevant and agreed between the Parties. If a prior notification is not reasonably feasible, despite good faith efforts of the inspected Party, the inspected Party shall notify the other Party promptly upon such inspection, but in no case later than 48 hours thereafter. The inspected Party will provide the other Party with a written summary in English of any findings of a Regulatory Authority relating to Licensed Products following a regulatory inspection (and any written correspondences in relation thereto) within [***] following any such inspection, and will provide the other Party with an unredacted copy of any report issued by such Regulatory Authority in the Territory (including a certified English translation thereof if such report is not in English) within [***] following such inspection, or a shorter timeframe if necessary to accommodate deadlines set for responses to Regulatory Authorities.

(b) If any Regulatory Authority in the Territory takes, or gives notice of its intent to take, any regulatory action with respect to any activity of Licensee relating to the Licensed Product and (i) such action is reasonably likely to have a material adverse effect on the label, safety, Development or Commercialization of the Licensed Product outside of the Territory, then Licensee shall notify Licensor of such notice within [***] of its receipt thereof and (ii) for other material regulatory actions. Licensee shall notify Licensor within than [***] thereafter. Licensee will address Licensor’s comments to Licensor’s reasonable satisfaction.

4.8. Pharmacovigilance. Both Parties shall make good faith efforts to within [***] after the Effective Date, enter into an agreement with regard to a process for the exchange of safety data (including post-marketing spontaneous reports received by each Party and its Affiliates) between the Parties in a mutually agreed format in order to monitor the safety of the Licensed Compounds and Licensed Products and to meet reporting requirements with any applicable Regulatory Authority (“Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall include procedures regarding the receipt, investigation, recording, communication, and exchange (as between the Parties), and regulatory submission of, adverse event reports, exposure during pregnancy reports, and any other information concerning the safety of the Licensed Products, including those matters set forth on Schedule 4.8.

4.9. Global Safety Database. Licensor will set up, hold, and maintain a global safety database for Licensed Products. Licensee shall provide Licensor with all information necessary or desirable for Licensor to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences, from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, and Clinical Trials for Licensed Product, in each case in the form reasonably requested by Licensor. It is understood that each Party and its Affiliates, licensees and sublicensees shall have the right to access, use and disclose such information in the global safety database for Licensed Products if such disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority.

ARTICLE V

MANUFACTURING

5.1. Manufacturing Right. Subject to Section 5.4, Licensor shall have the sole right and, subject to the terms of this Agreement, any pre-clinical or clinical supply agreement, and the Commercial Supply Agreement, responsibility to Manufacture and supply Licensee’s requirements of the Licensed Compound and Licensed Products.

5.2. Pre-Clinical and Clinical Supply. Licensor shall, either by itself or through its CMO, Manufacture and supply to Licensee all quantities of Licensed Compound and Licensed Products required by Licensee in accordance with this Agreement for the Development of Products (including for Clinical Trials), subject to and in accordance with the terms and conditions of one or more clinical supply agreernent(s) and associated Quality Agreernent(s) to be negotiated and agreed between Licensee and Licensor in good faith no later than [***] after the Effective Date, taking into account the terms and conditions of the In-licensing Agreements and other third party contracts relevant to the Licensor supply chain, including production of drug substance, drug product and fill and finish services and as of the date hereof, including contracts with [***]. All pre-clinical and clinical supply of Licensed Compound and Licensed Products will be at [***]. Licensor’s best estimate of COGS to Manufacture and supply Development quantities of Licensed Compound and Licensed Products to Licensee as of the Effective Date is set forth on Schedule 5.3.

5.3. Commercial Supply. On a Licensed Product-by-Licensed Product basis, upon the request of Licensee, but in any case no later than six months prior to the first anticipated approval in the Territory, the Parties will negotiate and agree in good faith on a commercial supply agreement (each a “Commercial Supply Agreement”) with respect to such Licensed Product (including a Quality Agreement) under which Licensor (or its CMO) will Manufacture and supply to Licensee the quantities of Licensed Product required by Licensee, whereby:

(a) terms and conditions applicable to Licensor (or its Affiliates) pursuant to the In-licensing Agreements and other third party contracts relevant to the Licensor supply chain, including production of drug substance, drug product and fill and finish services and the maximum capacities available thereunder, shall be taken into account;

(b) a binding forecast will be made by Licensee, mirroring the binding forecasting mechanisms and principles applicable to Licensor in its contracts with third party manufacturers (“Binding Forecast”);

(c) distinctions will be made where relevant between the different formulations of Licensed Product; and

(d) commercial supply of Licensed Products will be at COGS plus a handling fee of [***] and will be delivered EXW manufacturing site (Incoterms 2020) (Licensor’s best estimate of COGS to Manufacture and supply commercial supply of Licensed Product to Licensee as of the Effective Date is set forth on Schedule 5.3), all as to be further agreed in the Commercial Supply Agreement.

5.4. Manufacture by Licensee.

5.4.1. From time to time, the Parties, through the JMC, will evaluate the option to perform a technology transfer for the Manufacture of Licensed Products designated for the Territory from Licensor to Licensee in the light of demand increase and supply requirements considering the forecasts provided by Licensee under the Commercial Supply Agreement. [***].

5.4.2. Without limiting the foregoing, in the event of a supply shortage or supply failure that results in Licensor being unable to supply the quantities of Licensed Product set out in Licensee’s Binding Forecast under either the clinical supply agreement negotiated pursuant to Section 5.2 or the Commercial Supply Agreement, then Licensor shall allocate its available supply of Licensed Product between Licensee, itself, its Affiliates and Third Party licensees: (a) first to supply patients who are already on study drug in registration Clinical Trials or early access programs before commercial supply; (b) then for commercial supply on a pro-rata basis determined based on [***], and (c) then for new patients in registration Clinical Trials, all as to be further set out in the Commercial Supply Agreement.

5.4.3. If Licensor fails to supply at least [***] of Licensee’s Binding Forecast (a) during or during [***] or (b) during [***], then (i) the Parties shall discuss in good faith and at Licensee’s request, Licensor shall use Commercially Reasonable Efforts to secure any approvals required under the Lonza Agreement to perform a manufacturing technology transfer to, at Licensee’s election, either Licensee, its Affiliate or a qualified Third Party CMO acceptable to Licensor (such acceptance not to be unreasonably withheld, conditioned or delayed) and (ii) if such approval is granted, the Parties shall amend this Agreement, to include additional provisions related to such manufacturing technology transfer and the Manufacture of Licensed Compound and Licensed Product in the Territory by or for Licensee. Licensee acknowledges and agrees that any such manufacturing technology transfer and any associated amendment to this Agreement shall be subject to the terms of the Lonza Agreement and any approvals required by the Lonza Agreement.

ARTICLE VI

COMMERCIALIZATION

6.1. Commercialization Generally.

6.1.1. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for Commercialization of the Licensed Products in the Field in the Territory at Licensee’s own cost and expense.

6.1.2. Notwithstanding the foregoing, subject to Applicable Law, Licensee will discuss in good faith and coordinate with Licensor with respect to Licensee’s Commercialization activities for Licensed Products in the Field in the Territory. Licensee will consider in good faith Licensor’s input and comments with respect thereto. Without limiting the foregoing, if Licensor determines, in its reasonable discretion, that a given Commercialization activity for Licensed Products in the Field in the Territory is reasonably likely to pose a material safety issue or otherwise adversely impact the Licensed Products outside the Field or outside the Territory, then Licensor will have the right to notify Licensee thereof in writing and consult with Licensee in connection therewith and, thereafter, Licensee will not (and will cause its subcontractors not to) conduct the applicable Commercialization activity unless and until a mutually agreed resolution is approved by the JCC.

6.1.3. As between the Parties, Licensor retains the right (in its sole discretion) to Commercialize the Licensed Products outside the Field or outside the Territory.

6.2. Commercialization Plan and Diligence.

6.2.1. On an indication-by-indication basis, at least [***] prior to the first anticipated filing of a Drug Approval Application of a Licensed Product in such indication in the Territory, Licensee shall present a commercialization plan for Licensed Product(s) in such indication to the JCC for review and approval (each, a “Commercialization Plan”). The Commercialization Plan for the Initial Indications shall be designed to be consistent with Licensor’s global brand, commercialization and pricing strategy and shall be substantially in the form attached hereto as Schedule 6.2.1. and shall include: [***] Licensee may, from time-to-time, but at least annually, propose amendments to the Commercialization Plans for the JCC’s review and approval. Each Commercialization Plan (including any amendments thereto) shall be consistent with Licensor’s global brand and Global Marketing Guidelines, high-level Commercialization strategy and the diligence obligations set forth below.

6.2.2. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in each Initial Indication and, if the Parties agree to collaborate on one or more Additional Indication(s), such Additional Indication(s), in each case, in the PRC (not including Hong Kong, Taiwan or Macau) and shall do so consistent with the approved Commercialization Plans. Without limiting the generality of the foregoing, Licensee shall use Commercially Reasonable Efforts to make the First Commercial Sale of the Licensed Product in each indication as soon as reasonably practicable following the issuance of the respective Regulatory Approval, and in all cases shall do so [***]after the later of [***].

6.2.3. Licensee shall, and shall cause its subcontractors to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products.

6.2.4. If at any time Licensor has a reasonable basis to believe that Licensee is in material breach of its obligations under this Section 6.2, then Licensor may so notify Licensee in writing, specifying the basis for its belief, and, without limitation to any other right or remedy available to Licensor hereunder, at Licensor’s request, the Parties shall meet within [***] days after such notice to discuss in good faith Licensor’s concerns and Licensee’s Commercialization plans with respect to the Licensed Products.

6.3. [***]

6.3.1. [***]

6.3.2. [***]

6.4. Statements and Compliance with Applicable Law. Licensee shall, and shall cause its subcontractors to, comply with all Applicable Law (as well as any other compliance or regulation agreed upon in writing by the Parties) with respect to the Commercialization of the Licensed Products. Licensee shall avoid, and shall cause its Affiliates, employees, representatives, agents, and subcontractors to avoid, taking, or failing to take, any actions that Licensee knows would jeopardize the goodwill or reputation of Licensor or the Licensed Products or any Trademark associated therewith. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations and policies in the Territory, as the same may be amended from time to time, and Applicable Law.

6.5. Training and Promotion Materials. The JCC will review and discuss the application to the Territory of Licensor’s global guidelines for branding, positioning, core messages and messaging for promotion materials, training programs and marketing materials (collectively, the “Global Marketing Guidelines”). Licensor shall provide Licensee with copies of Licensor’s promotional materials, market research, health economics and outcomes research, medical affairs or other materials related to Licensor’s Commercialization of the Licensed Product outside the Territory or globally that Licensor determines are reasonably necessary to promote consistency globally. Licensee shall have the right to use such materials solely to prepare promotion materials, training programs and marketing materials for the Licensed Product in the Field in the Territory (“Territory Marketing Materials”). All translations of any of Licensor’s materials and the Territory Marketing Materials shall be owned by Licensor and Licensee hereby assigns to Licensor, all of its right, title and interest in, to and under such Territory Marketing Materials. Licensee shall ensure the Territory Marketing Materials are consistent with all Applicable Laws and, unless otherwise approved by the JCC, the Global Marketing Guidelines. Licensee shall not use any Territory Marketing Materials that Licensor reasonably determines would materially adversely affect the Commercialization or global brand of Licensed Compound or Licensed Product. The JCC will establish a process under which Licensee will provide Licensor with copies of the Territory Marketing Materials upon Licensor’s reasonable request and the Parties will review and comment on the application of the Global Marketing Guidelines to the Territory with respect to such Territory Marketing Materials. For clarity, Licensor shall have sole discretion with respect to the Global Marketing Guidelines and neither the JCC nor any other Committee shall have any approval rights over the Global Marketing Guidelines.

6.6. Booking of Sales; Distribution. Licensee or its Affiliates shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Field in the Territory.

6.7. Commercialization Reports.

6.7.1. Commencing upon filing a Drug Approval Application for a Licensed Product in the Field in the Territory, Licensee shall provide to Licensor, through the JCC, at least on a Calendar Yearly basis, a report summarizing (a) the Commercialization activities it or its subcontractors have performed, or caused to be performed, during the applicable reporting period and on a Calendar Year-to-date basis for Licensed Products in the Field in the Territory; (b) its Commercialization activities in process and the fixture activities it expects to initiate during the then-current Calendar Year, including estimated timelines related thereto; (c) a non-binding twenty-four month sales forecast on a regional basis for Net Sales for Licensed Products in the Territory, including details on estimated expected new patients and estimated total number of patients on therapy; and (d) such other information as Licensor may reasonably request relating to the Commercialization of the Licensed Products in order to enable Licensor to assess Licensee’s compliance with its Commercialization obligations under this Agreement with respect to the Licensed Products.

6.7.2. Licensee shall keep Licensor regularly and timely informed on the status of any application for pricing or reimbursement approval for Licensed Products in the Field in the Territory, including any discussion with the applicable Regulatory Authority with respect thereto, in accordance with ARTICLE 4.

6.7.3. Licensee shall report to Licensor the First Commercial Sale in each country in the Territory within [***] days of such occurrences.

6.8. Product Trademarks. The Parties will discuss, through the JCC, the Product Trademarks that Licensor has seemed for the Licensed Product in the Territory and such other Product Trademarks as Licensor may choose, in consultation with Licensee, for Licensee’s use in the Territory. Licensee shall conduct all Commercialization activities in the Territory in accordance with Licensor’s global brand strategy.

6.9. Diversion. Each Party covenants and agrees that it shall not, and shall ensure that its Affiliates and subcontractors shall not, either directly or indirectly, promote, market, distribute, import, export, sell or have sold any Licensed Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like or otherwise Commercialize Licensed Products (a) in the case of Licensee, outside the Territory or for use outside the Field or (b) in the case of Licensor, for use in the Field in the Territory. Without limiting the foregoing, neither Party shall engage, nor permit its Affiliates or subcontractors to engage, in (x) any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of Licensed Products located (i) in the case of Licensee, outside the Territory or for uses outside the Field or (ii) in the case of Licensor, for use in the Field in the Territory, or (y) solicitation of orders from any prospective purchaser located (i) in the case of Licensee, outside the Territory or (ii) in the case of Licensor, for use in the Field in the Territory. If either Party receives any request for Licensed Products for use from a prospective purchaser located outside of its respective territory or, in the case of Licensee, for use outside the Field, such Party shall promptly refer that order to the other Party. Licensee shall not, nor shall it permit its Affiliates or subcontractors to, deliver or tender (or cause to be delivered or tendered) any Licensed Products for use outside the Territory or outside the Field. For clarity, this Section 6.9 is not intended to preclude Licensor from providing supply of Licensed Products to the Territory as set forth in this Agreement or a supply agreement or from conducting Development activities in the Territory as permitted in this Agreement.

6.10. Compliance Self-Audit. Licensor shall at least once per Calendar Year perform (or have performed) an audit of its compliance with Applicable Laws (the “Compliance Self-Audit”). Licensee will on [***] of each Calendar Year (commencing on [***] 2022) provide the JSC with a written report of the outcome of its annual Compliance Self-Audit, in any case specifying any material non-compliance with Applicable Laws in relation to the Development or Commercialization of Licensed Products, its expected impact and the remedial actions taken or to be taken and report on how the remediation has been implemented. The report of the Compliance Self-Audit shall be discussed at the JSC. The Parties will cooperate to maintain any privileged nature of such report and related communications.

ARTICLE VII

GRANT OF RIGHTS

7.1. Grants to Licensee. Subject to the terms and conditions of this Agreement, Licensor (on behalf of itself and its Affiliates) hereby grants to Licensee:

7.1.1. an exclusive (including with regard to Licensor and its Affiliates) license, with the right to grant sublicenses in accordance with Section 7.2, under the Licensed Technology to Develop the Licensed Compound and the Licensed Products in the Field in the Territory in accordance with the applicable Development Plans and Global Trials Plans (in each case as approved or subsequently amended by the JDC), and Commercialize the Licensed Compound and the Licensed Products in the Field in the Territory; and

7.1.2. subject to the next sentence, an exclusive right to Exploit (including a right of reference to) the Regulatory Approvals and other Regulatory Documentation relating to Licensed Products in the Territory Controlled by Licensor during the Term as necessary for purposes of Developing and Commercializing the Licensed Compound and Licensed Products in the Field in the Territory in accordance with the terms of this Agreement. Notwithstanding anything to the contrary, if Licensee has not borne its share of the global Development costs relating to a New Global Trial for a particular Licensed Product in a particular indication in accordance with Section 3.7.2 or Section 3.3.1(c), as applicable, then Licensee shall not have the right to use [***]; provided that, if Licensee is required by the Regulatory Authority in the Territory to provide or reference such Regulatory Data or Regulatory Documentation in support of Licensee’s other Development or Commercialization activities for an indication for which Licensee has borne such share of costs, then, at Licensee’s request, Licensor will discuss in good faith granting Licensee the right to provide or reference such Regulatory Data or Regulatory Documentation for such indications to the extent so required.

7.2. Sublicenses. Licensee shall have the right to grant sublicenses under the licenses granted in Section 7.1 to: (a) Sublicensable Affiliates, provided that any such sublicense shall automatically terminate, and all rights shall revert back to Licensee in case such Sublicensable Affiliate ceases to be a Sublicensable Affiliate; and (b) to Affiliates that are not Sublicensable Affiliates and Third Parties with the prior written approval of Licensor. Licensee shall cause each sublicensee to comply with the applicable terms and conditions of this Agreement. Licensee hereby guarantees the performance of its sublicensees, and the giant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such sublicensee. All sublicenses shall be consistent with and expressly made subject to the terms and conditions of this Agreement. Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement, and each sublicense agreement shall indicate that Licensor is a third party beneficiary of such sublicense agreement. In case a Sublicensable Affiliate that has been granted a sublicense under this Agreement ceases to be a Sublicensable Affiliate, the respective sublicense agreement shall automatically terminate, and all rights shall revert back to Licensee. A copy of any sublicense agreement executed by Licensee (which must have received Licensor’s prior written approval in case of a sublicense agreement with a Third Party as set forth above) shall be provided to Licensor within [***] days after its execution. As between the Parties, Licensee shall be fully responsible for all acts and omissions of its sublicensees.

7.3. Use of Affiliates and CROs. Licensee may subcontract its rights and obligations under this Agreement to: (a) Subcontractable Affiliates; and (b) to Affiliates that are not Subcontractable Affiliates and Third Parties with the prior written approval of Licensor (such approval not to be unreasonably withheld); provided that, in each case of (a) and (b), (i) no such permitted subcontracting shall relieve Licensee of any liability or obligation hereunder except to the extent satisfactorily performed by such subcontractor, and (ii) the agreement pursuant to which Licensee engages any subcontractor must (x) be consistent in all material respects with this Agreement, (y) contain an obligation to assign to Licensee ownership of all Information and Patents that are created, conceived or discovered by such subcontractor in the performance of such activities and that is related to the Licensed Compound or Licensed Products, and (z) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement. As between the Parties, Licensee shall be fully responsible for all acts and omissions of its sublicensees.

For distribution activities, Licensee may use the Third Parties set forth on Schedule 7.3 subject to [***], whereby (1) [***] and (2) [***].

7.4. Grants to Licensor. Subject to the terms and conditions of this Agreement, Licensee (on behalf of itself and its Affiliates) hereby grants to Licensor an exclusive, royalty free, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers, to Exploit the Sole Program IP and the Sole Program Patents Controlled by Licensee for the Development, Manufacture or Commercialization of Licensed Products outside the Territory.

7.5. Retention of Rights.

7.5.1. Except as expressly provided herein, neither Party grants any right or license, including any rights or licenses to any Patents, Information, regulatory documentation, any corporate names, Trademarks or logos owned or used by such Party or any of its Affiliates, or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by estoppel, implication or otherwise.

7.5.2. Notwithstanding the grants in this ARTICLE 7, Licensor reserves the right to conduct Clinical Trials in the Territory to the extent this Agreement provides Licensor the right to do so, including pursuant to Section 3.3.

7.6. Confirmatory Patent License. Licensor shall execute all documents, give all declarations and reasonably cooperate with Licensee to the extent such documents, declarations or cooperation is/are required for the recording or registration of the licenses granted hereunder at the various patent offices in the Territory for the benefit of Licensee. Licensee shall reimburse Licensor for its reasonable out-of-pocket costs associated therewith.

7.7. In-licensing Agreements.

7.7.1. Licensee acknowledges that the In-licensing Agreements were executed prior to the Effective Date. Accordingly, any rights under the In-licensing Agreement that are sublicensed to Licensee under this Agreement are subject to the terms of the In-licensing Agreements and in no event shall this Agreement operate in any manner that would violate the terms of the In-licensing Agreements. Licensor will not amend, modify or terminate any Inlicensing Agreement in any manner that would materially adversely affect Licensee’s rights under this Agreement or materially increase Licensee’s obligations under this Agreement, in each case, without Licensee’s prior written consent. Licensor shall promptly provide Licensee with a copy of any amendment to an In-licensing Agreement if such amendment impacts Licensee’s rights or obligations under this Agreement. Without limiting the foregoing, (a) the terms of the In-licensing Agreements set forth in Schedule 7.7.1 shall be binding upon Licensee as if it were a party to the In-licensing Agreements to the extent applicable to the Territory and (b) Licensor shall have the right to forward reports and other Information provided by Licensee hereunder in accordance with the In-licensing Agreements.

7.7.2. Where the Patents in-licensed under the In-licensing Agreements are licensed to Licensor on a non-exclusive basis, the rights granted to Licensee under Section 7.1 shall be exclusive with respect to Licensor’s non-exclusive rights.

7.7.3. Other In-Licenses. If, after the Effective Date, Licensor or its Affiliates enters into an agreement for rights to Patents or Information of a Third Party that claim or cover improvements or modifications to the Licensed Products (such as a new delivery system or another active ingredient intended for use in combination with the Licensed Compound), Licensor shall provide Licensee with written notice thereof. If Licensee desires to use such Patents or Information in connection with the Development or Commercialization of Licensed Product in the Field in the Territory, it shall provide written notice to Licensor and the Parties shall discuss and negotiate in good faith the economic and other terms upon which Licensor would giant Licensee rights to such Patents and Information. Unless and until the Parties have entered into an agreement or amendment to this Agreement providing for a grant of rights to Licensee under such Patents and Information, such Patents and Information shall be excluded from the Licensed Patents and Licensed Know-How.

7.8. Exclusivity with Respect to the Territory.

7.8.1. During the Term and for a period of [***], except in case of termination of the Agreement by Licensee due to a material breach of Licensor, Licensee shall not, and shall cause its Affiliates not to (a) directly or indirectly, research, develop, commercialize or manufacture any Competing Product in any jurisdiction in the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or manufacture any Competing Product in any jurisdiction in the Territory.

7.8.2. During the Term, Licensor shall not, and shall cause its Affiliates not to (a) directly or indirectly, research, develop, commercialize or manufacture any Competing Product in any jurisdiction in the Territory, (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or manufacture any Competing Product in any jurisdiction in the Territory or (c) except as permitted in Section 3.3.1(b), giant a license to a Third Party to Develop the Licensed Compound or the Licensed Products in the Field in the Territory.

7.8.3. Notwithstanding Section 7.8.1 or Section 7.8.2, if a Party is subject to a Change of Control and, on the date of the closing of such Change of Control, the acquirer or any of its Affiliates prior to such Change of Control (collectively, the “Acquiring Person”) is Developing, Manufacturing, or Commercializing a Competing Product for use in the Field (based on the applicable Regulatory Approval), then the Acquiring Person shall not be in breach of Section 7.8.1 or Section 7.8.2, as applicable, as a result of such Change of Control; provided, that, such Acquiring Person at all times Segregates the Competing Product and the Acquiring Person does not utilize or access the Licensed Technology for the Competing Product.

7.8.4. In case of a failure of either Party to comply with its covenants under this Section 7.8, the other Party shall have the right to terminate this Agreement for material breach [***]; provided that: (i) in the event the activity constituting non-compliance is carried out by such Third Party, then such other Party shall not have the right to terminate this Agreement if the non-compliant Party takes [***] action (in any event within [***] days after such non-compliant Party learns of such non-compliance) to terminate its agreement with such Third Party or to cause the cessation of such non-compliance activities and such termination or cessation occurs in such [***] day period; and (ii) in the event the activity constituting non-compliance is the conduct of research on compounds that the non-compliant Party was not aware are Competing Products, then such other Party shall not have the right to terminate this Agreement if the non-compliant Party takes [***] action to cease such research (in any event ceases such research within [***] days after such non-compliant Party learns that such compounds are Competing Products).

ARTICLE VIII

PAYMENTS AND RECORDS

In consideration of the rights granted by Licensor to Licensee on the Licensed Technology in accordance with Section 7.1 and the strong wish of the Licensor to have the commercialisation of the Licensed Product start as soon as possible in the Territory, the Licensee will make the below mentioned payments to the Licensor.

8.1. Upfront Payment. In partial consideration of the rights granted by Licensor to Licensee hereunder on the Licensed Technology as set out in Section 7.1, Licensee shall make a non-refundable, non-creditable payment of seventy five million Dollars ($75 million), which Licensor shall use to perform its investment obligations set out in the Share Issuance Agreement as attached hereto as Schedule 8.1. Upon the issuance and Delivery to the Subscriber of the Subscription Shares (each, as defined in the Share Issuance Agreement), Licensee’s obligations under this Section 8.1 shall be satisfied in full.

8.2. Development Cost-Sharing Payment. In partial consideration of the rights granted by Licensor to Licensee hereunder on the Licensed Technology as set out in Section 7.1, Licensee shall make to Licensor a one-time, non-refundable and non-creditable payment of seventy five million Dollars ($75 million) in cash within [***] days after the Effective Date.

8.3. Development Milestone Payment. In partial consideration of the rights granted by Licensor to Licensee hereunder on the Licensed Technology as set out in Section 7.1, Licensee shall pay to Licensor a one-time milestone payment of twenty-five million Dollars ($25 million) in cash upon the first Regulatory Approval of a Licensed Product by the FDA for Myasthenia Gravis. Licensor will notify Licensee in writing upon the achievement of such milestone event. Licensee shall pay to Licensor the milestone payment within [***] days upon receipt of an invoice from Licensor.

8.4. Royalties.

8.4.1. Royalty Rates. As further consideration for the rights granted by Licensor to Licensee on the Licensed Technology in accordance with Section 7.1 hereunder, during the applicable Royalty Term, Licensee shall pay to Licensor royalties on Net Sales of all Licensed Products in the Territory, calculated as follows:

Net Sales of all Licensed Products in a Calendar Year	Royalty Rate
For that portion of aggregate net Sales of all Licensed products in the Territory during a Calendar Year less than [***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a calendar Year equal to or greater than [***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***]	[***]%

8.4.2. Royalty Term. On a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis. Licensee’s royalty obligations as set forth in this Section 8.4 shall begin with the First Commercial Sale of such Licensed Product in such jurisdiction in the Territory by Licensee, its Affiliates or sublicensees, and shall expire upon the last to occur of: (a) the expiry of the last to expire Valid Claim of any Licensed Patents (whether Controlled by Licensor alone or jointly with Licensee or a Third Party) that covers such Licensed Product, its Manufacture or its use in such jurisdiction in the Territory; (b) expiration of Regulatory Exclusivity in such jurisdiction in the Territory for such Licensed Product; or (c) twelve (12) years after the date of such First Commercial Sale of such Licensed Product in such jurisdiction in the Territory (the “Royalty Term”).

8.4.3. Know-How Reduction. If, and for so long as, during the Royalty Term for a given Licensed Product in a jurisdiction in the Territory, there is both (i) no Valid Claim that claims or covers such Licensed Product or its method of use, and (ii) no Regulatory Exclusivity covering such Licensed Product, the royalty rate set forth in Section 8.4.1 with respect to such jurisdiction, shall be reduced to of the royalty rate set forth in Section 8.4.1 solely with respect to Net Sales of such Licensed Product in such jurisdiction.

8.4.4. Third Party Agreements.

(a) Existing Licensor Agreements. If and for so long as Licensor is obligated to pay royalties under the [***] Agreement with respect to sales of Licensed Product in the Territory, Licensee shall reimburse Licensor on a quarterly basis for an amount equal to [***] (as defined in the [***] Agreement) by Licensee, its Affiliates and sublicensees of Licensed Product (solely to the extent such Licensed Product constitutes a Product (as defined in the [***] Agreement)) in the Territory within [***] days after receipt of an invoice from Licensor. Except with respect to the [***] Agreement as set forth above, Licensor shall remain solely responsible for the payment of royalty, milestone, and other payment obligations if any, due to Third Parties under the In-licensing Agreements and any other agreement entered into by Licensor prior to the Effective Date. In relation to the aforementioned, Licensee shall provide Licensor with such reasonably detailed information as is required to determine the total of Net Sales as defined in the [***] Agreement insofar as relating to the Territory.

(b) Licensee Agreements. Licensee shall be solely responsible for the payment of royalty, milestone, and other payment obligations, if any, due to Third Parties under any Third Party license agreement that Licensee or its Affiliates enters into after the Effective Date in connection with this Agreement; provided, however, that on a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis, if, during the Royalty Term, Licensee [***] a license under certain Third Party Patents [***] for the use or exploitation of the Licensed Technology as contemplated under this Agreement, then, for the calculation of royalty payments due under Section 8.4.1 for such Licensed Product in such jurisdiction, Licensee may deduct [***] of the amounts payable by Licensee to such Third Party under such license agreement in relation to the respective Licensed Product in such jurisdiction.

(c) New Licensor Agreements. Licensee shall be responsible for any payments agreed to pursuant to Section 7.7.3.

8.4.5. Biosimilar Competition. If with respect to a given Licensed Product, one or more Biosimilar Products is/are sold in a particular jurisdiction in the Territory during a particular Calendar Quarter, and during such Calendar Quarter (a) the [***] and (b) the [***], then the royalty rate for such Licensed Product in such jurisdiction will be reduced by [***] for [***], provided that this Section 8.4.5 [***].

8.4.6. Cumulative Deductions. Notwithstanding the above, any royalty reduction made pursuant to Section 8.4.3, Section 8.4.4 or Section 8.4.5 shall in no event reduce the applicable royalty rate for the respective Licensed Product in the respective jurisdiction to less than [***] of the amounts determined pursuant to Section 8.4.1.

8.4.7. Bundling Sale. If a Licensed Product is sold as part of a bundle including both (i) a Licensed Product, and (ii) other pharmaceutical products (a “Bundling Sale”), the Net Sales amount for the Licensed Product sold in such a Bundling Sale shall be adjusted to correspond to the price of the Licensed Product when sold separately in the Territory (if the Licensed Product is sold separately in the Territory) or (if the Licensed Product is not sold separately in the Territory) to the price reflecting the commercial value of the Licensed Product as compared to the other product included in the Bundling Sale. The factors to determine such price shall include the prices charged for the Licensed Product and the other product if sold separately in the Territory and the prices charged for products or corresponding market value and position in the Territory. Notwithstanding the foregoing, in the case of discounts on the Bundling Sale, such discount with respect to the bona fide list price of a Licensed Product shall not, for purposes of calculating Net Sales, exceed a percentage that is greater than the average percentage discount of all products of Licensee, its Affiliates, or sublicensees in a particular “bundle”, calculated as follows: Average percentage discount on a particular’ “bundle” = [1 - (X/Y)] x 100 where X equals the total discounted price of a particular “bundle” of products, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”.

8.4.8. Royalty’ Payments and Reports.

(a) Commencing with the Calendar Quarter in which there is the First Commercial Sale of a Licensed Product, Licensee shall furnish to Licensor a written report showing in reasonably specific detail and to the extent reasonably possible, on a jurisdiction-by-jurisdiction basis: (a) the quantity, average sales price and aggregate gross sales of all Licensed Products sold by Licensee, its Affiliates and its sublicensee(s) during such Calendar Quarter in the Territory, and the calculation of Net Sales from such gross sales, specifically listing the deductions from such gross sales, disaggregated by type, as permitted by this Agreement; (b) the calculation of the royalties which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rate used in determining the amount of Dollars. Licensee shall provide to Licensor the final report containing such information within [***] after the end of each Calendar Quarter. In addition, Licensee shall provide to Licensor a non-binding preliminary report containing estimates on Net Sales and estimated calculation of royalties for the Territory within [***] after the end of each Calendar Quarter.

(b) All sales of Licensed Products shall be expressed both in the currency in which the sale is invoiced and in the Dollar equivalent converted in accordance with Section 8.5.

(c) All royalties shown to have accrued by each royalty report provided under this Section 8.4.8 shall be payable [***] days after the delivery of such royalty report. Payment of royalties in whole or in part may be made in advance of such due date.

8.5. Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice in writing to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using the New York foreign exchange rate quoted in The Wall Street Journal (or, if The Wall Street Journal is no longer providing such exchange rate, a mutually agreed source) on the last Business Day of the Calendar Quarter to which such payment pertains. Except as provided in Section 8.7 or Section 3.7.3, Licensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to Licensor. Except as provided in Section 8.10 and Section 8.7.4, all payments to Licensor under this Agreement will be irrevocable, non-refundable and non-creditable.

8.6. Forecasting. Throughout the Term, Licensee shall, no later than [***] of each Calendar- Year, provide Licensor with a guidance forecast setting out an estimate of royalty payments for such four (4) Calendar Quarters (broken out by each Calendar Quarter). It is understood by the Parties that the guidance forecast provided shall be non-binding but in good faith and the royalty information provided is not a performance commitment or guarantee.

8.7. Taxes.

8.7.1. All payments by Licensee to Licensor pursuant to this Agreement shall be paid free and clear of any and all taxes, assessments, fees, duties or other charges of any kind to governmental, regulatory, or other Third Party, except for any withholding taxes required by Applicable Law in the Territory as covered by Section 8.7.2.

8.7.2. If Licensee is required by Applicable Law in the Territory to withhold any withholding taxes in respect of the payments by Licensee to Licensor pursuant to this Agreement, other than VAT and Indirect Taxes (“Withholding Income Taxes” and together with VAT and Indirect Taxes, “Withholding Taxes”), Licensee shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant tax authorities in accordance with Applicable Law and, each such amount payable under this Agreement will be increased by an amount equal to [***] of the [***] Tax required by Applicable Law in the Territory to be withheld. If, however, the Withholding Taxes are imposed as a result of an assignment or transfer of this Agreement or any rights and/or obligations resulting from this Agreement by the Licensee, the Licensee will be obliged to increase the payments due as per ARTICLE 8 in such a manner that taking into account the Withholding Taxes, Licensor will receive, after the withholding of such taxes, the amount that would have been payable by Licensee had no such assignment or transfer occurred. Additionally, if, however, the Withholding Taxes are imposed as a result of an assignment or transfer of this Agreement or any rights and/or obligations resulting from this Agreement by the Licensor, Licensee will not be obliged to increase the payments due under ARTICLE 8 to account for such increased Withholding Taxes, and Licensee will only be obliged to increase the payments due as per ARTICLE 8 in such a manner that taking into account the Withholding Taxes, Licensor will receive, after the withholding of such taxes, the amount that would have been payable by Licensee had no such assignment or transfer occurred.

8.7.3. Notwithstanding anything to the contrary herein, Licensee shall not assign its rights or obligations hereunder to any Person located, established or residing in a Non- Cooperative Jurisdiction.

8.7.4. To the extent that Applicable Law in the Territory requires Licensee to withhold any Withholding Tax in respect of the payments by Licensee to Licensor pursuant to this Agreement and that obligation on Licensee can be relieved (or the amount to be withheld can be reduced to a lesser amount) on the basis of an application for relief by Licensor, Licensor shall, at Licensee’s request, as soon as is reasonably practicable, make such application (including but not limited to seeking relief under any applicable double taxation treaty or convention), to enable Licensor to receive amounts payable under this Agreement without any Withholding Taxes being withheld (or to receive amounts at a reduced rate of withholding tax). If Licensor obtains a refund or credit of any such Withholding Taxes, Licensor shall remit or assign [***]% of any such refund or credit to Licensee by applying the refund or credit as credit against future amounts due under this Agreement.

8.7.5. All payments due to the terms of this Agreement are expressed to be exclusive of VAT and Indirect Taxes. The Parties will cooperate to minimize and to obtain all available exemptions from any VAT and Indirect Taxes. If Licensee is required to deduct or withhold any VAT and Indirect Taxes on any payments payable by Licensee under this Agreement, Licensee shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant tax authorities in accordance with Applicable Law and such amount payable under this Agreement will be increased by an amount equal to such VAT and Indirect Taxes required by Applicable Law in the Territory to be withheld.

8.8. Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then, without limiting any rights or remedies of the receiving Party, such paying Party shall pay interest thereon (before and after any judgment) at a rate of [***] above the [***] rate of the respective currency for the time period in which such amount is outstanding, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

8.9. Records.

8.9.1. Development and Commercialization Records. Licensee shall maintain records in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development and Commercialization activities by or on behalf of Licensee with respect to the any Licensed Product. Such records shall be retained by Licensee for at least [***] years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Upon request, Licensee shall provide copies of (and no more frequently than once per Calendar Year-, except for cause, allow Licensor, or its designee, to inspect) the records it has maintained pursuant to this Section 8.9.1 to Licensor.

8.9.2. Financial Records. Licensee shall, and shall cause its subbcontractors to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its payment obligations under this Agreement. Such books and records shall be retained by Licensee and its subcontractors until the later of (a) [***] years after the end of the Calendar Quarter to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

8.10. Audit. Subject to the other terms of this Section 8.10, at the request of Licensor, Licensee shall, and shall cause its Affiliates and subbcontractors to, permit an independent, certified public account designated by Licensor and reasonably acceptable to Licensee, its Affiliates and subcontractors at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.9 to ensure the accuracy of all reports and payments made hereunder for any Calendar Year ending not more than [***] months prior to the date of such request. These rights with respect to any Calendar Year shall be limited to once each Calendar Year (except for cause). The cost of this audit shall be borne by Licensor, unless the audit reveals a variance of more than [***]% from the reported amounts, in which case Licensee shall bear the cost of the audit. If such audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 8.8, or (b) excess payments were made by Licensee, Licensor shall reimburse such excess payments, in either case ((a) or (b)), within [***] days after the date on which such audit is completed. Licensor shall treat all financial information subject to review under this Section 8.10 as Confidential Information of Licensee and, prior to commencing such audit, shall cause its accounting firm to enter into a confidentiality agreement reasonably acceptable to Licensee. During the Term, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit the other Party to close its books periodically in a timely manner.

8.11. No Other Compensation. Each Party hereby agrees that the terms of this Agreement and the Share Issuance Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

ARTICLE IX

INTELLECTUAL PROPERTY

9.1. Ownership of Intellectual Property.

9.1.1. Background IP. Subject to the rights and licenses expressly granted under this Agreement, each Party shall retain all rights, title, and interests in, to and under any and all Patents and Information that are Controlled by such Party prior to the Effective Date or independent of this Agreement.

9.1.2. Program IP.

(a) As between the Parties, Licensor shall own all right, title, and interest in and to any and all Program IP that is an improvement, enhancement or modification to the Licensed Compound or Licensed Products or their method of use or manufacture (“Product Improvement”). Licensee will promptly disclose in writing to Licensor the conception, discovery, development or making of any Product Improvements. Licensee shall have no right to apply for Patents on any Product Improvements. Licensee shall, and hereby does (and shall cause its employees, agents, and subcontractors to, and shall cause its Affiliates and their respective employees, agents and subcontractors to), assign to Licensor all of its and their right, title and interest in and to Product Improvements. Upon Licensor’s written request, Licensee shall, and shall cause its employees, agents, and subcontractors to, and shall cause its Affiliates and their respective employees, agents and subcontractors to, execute and deliver such instruments and do such acts and things as may be necessary under Applicable Law, or as Licensor may reasonably request to effectuate and confirm the vesting of all right, title and interest in and to Product Improvements in Licensor. Product Improvements shall be part of Licensor’s Sole Program IP and will be included within the Licensed Technology.

(b) Subject to Section 3.5, Section 4.5 and Section 9.1.2(a), as between the Parties, each Party shall own all right, title, and interest in and to any and all Program IP that is conceived, discovered, developed, or otherwise made solely by or on behalf of such Party or its Affiliates or subcontractors (“Sole Program IP”).

(c) Subject to Section 3.5, Section 4.5 and Section 9.1.2(a), as between the Parties, Licensor and Licensee shall jointly own any Program IP (other than Product Improvements) that is conceived, discovered, developed, or otherwise made jointly pursuant to a Development Plan by or on behalf of Licensor, its Affiliates or subcontractors, on the one hand, and Licensee, or its Affiliates on the other hand (“Joint Program IP”). Each Party will promptly disclose in writing to the other Party the conception, discovery, development or making of any Joint Program IP. Each Party will have an undivided one-half interest in and to the Joint Program IP and shall, and hereby does (and shall cause its employees, agents and subcontractors to, and shall cause its Affiliates and their respective employees, agents and subcontractors to), make such assignment to the other Party as is needed to effectuate such joint ownership. Each Party may exercise its ownership rights in and to such Joint Program IP, including the right to license and sublicense or otherwise to Exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the rights and licenses granted hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing giant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Program IP (but subject to the licenses granted under ARTICLE 7).

9.1.3. Employees and Agents. Prior to commencing any activities under this Agreement, each Party shall require all of its and its Affiliates’ and subcontractors’ employees and agents to assign all Program IP to such Party such that the Program IP can be assigned as set forth in Section 9.1.2 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

9.1.4. Ownership of Corporate Names. Each Party shall retain all right, title and interest in and to any corporate names. Trademarks and logos owned or otherwise used by such Party or any of its Affiliates.

9.2. Maintenance and Prosecution of Patents.

9.2.1. Patent Prosecution and Maintenance of Licensed Patents and Joint Patents.

(a) Subject to the remainder of this Section 9.2.1, Licensor shall, at its sole cost and expense, have the first right (but not the obligation) to prepare, file, prosecute, and maintain all of the Licensed Patents (other than Joint Patents) in Licensor’s name and all Joint Patents in the name of both Parties in the Territory through the use of internal or external counsel. Licensor shall keep Licensee reasonably informed with regard to the preparation, filing, prosecution, and maintenance of all Licensed Patents and Joint Patents in the Territory and shall provide Licensee with copies of a draft of any proposed filings of Licensed Patents and Joint Patents in the Territory at least [***] days prior to any proposed filing. Licensee shall have an opportunity to review and comment upon prosecution and filing decisions of Licensed Patents and Joint Patents prior to the filing and submission of correspondences to the Patent authorities in connection with any Licensed Patents and Joint Patents in the Territory. Licensee shall provide to Licensor any comments at least [***] days prior to the proposed filing, and Licensor shall consider any comments timely received from Licensee in good faith, and implement as appropriate.

(b) If Licensor decides not to prepare, file, prosecute, or maintain a Licensed Patent or Joint Patent in a jurisdiction in the Territory, Licensor shall provide [***] days prior written notice to Licensee of such intention, and, Licensee shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Licensed Patent (other than a Joint Patent, in Licensor’s name) or Joint Patent (in the name of both Parties) at its expense in such jurisdiction. In such event, Licensor shall promptly provide Licensee with the appropriate documents for transfer of responsibility for filing, prosecution and maintenance of such Licensed Patent or Joint Patent to Licensee or its designee and shall reasonably cooperate with Licensee or its designee as provided under Section 9.2.2. Thereafter, Licensee shall keep Licensor reasonably informed with regard to the preparation, filing, prosecution, and maintenance of such Patents and shall provide Licensor with copies of any proposed Patent filings at least [***] days prior to any proposed filing. Licensor shall have an opportunity to review and comment upon Patent prosecution and filing decisions prior to the submission of filing and correspondences to the Patent authorities in connection with any Licensed Patents and Joint Patents in the Territory. Licensor shall provide to Licensee any comments at least [***] days prior to the proposed filing, and Licensee shall consider any comments timely received from Licensor in good faith, and implement as appropriate.

9.2.2. Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Licensed Patents and Joint Patents in the Territory under this Agreement. Each Party’s cooperation shall include executing all papers and instruments, or requiring its employees, consultants or contractors to execute such papers and instruments, so as to (a) effectuate the ownership of intellectual property set forth in Section 9.1.2; (b) enable the other Party to apply for and to prosecute Patent applications in the Territory; and (c) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the Licensed Patents and Joint Patents in the Territory, in each case ((a), (b), and (c)) to the extent provided for in this Agreement.

9.2.3. Patent Prosecution and Maintenance of Sole Program Patents. Except as set forth in Section 9.2.1 with respect to any Sole Program Patents that are Licensed Patents, each Party, at its sole cost and expense and in its sole discretion, shall have the right (but not the obligation) to prepare, file, prosecute, and maintain all of the Sole Program Patents that it Controls.

9.2.4. Patent Term Extension and Supplementary Protection Certificate. Licensor shall have the right to make decisions regarding Patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensed Patents and Joint Patents that cover the Licensed Compound or Licensed Products in the Territory. Licensor shall consult with Licensee prior to such decisions and shall consider Licensee’s comments in good faith and implement as appropriate. Licensor shall have the primary responsibility of applying for any extension or supplementary protection certificate with respect to such Patents in the Territory at its cost and expense. Licensee shall provide reasonable assistance, as requested by and at the sole cost of Licensor, including by taking such action as a joint owner of the Joint Patents as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

9.3. Enforcement of Patents.

9.3.1. Enforcement and Defense of Licensed Patents and Joint Patents.

(a) Each Party shall, promptly after becoming aware, notify the other Party in writing of any suspected or threatened infringement of the Licensed Patents or Joint Patents by a Third Party product in the Territory that is competitive with any Licensed Product, including suspected or threatened infringement based on the development, commercialization, or an application to market a generic or biosimilar product in the Territory (a “Product Infringement”). As between the Parties and subject to the In-licensing Agreements with respect to Patents in-licensed by Licensor under the In-licensing Agreements, Licensee shall have the first right, but not the obligation, to institute, prosecute and control any claim, suit or proceeding with respect to any Product Infringement of any Licensed Patent or Joint Patent in the Territory at its sole expense and Licensee shall retain control of the prosecution of such claim, suit or proceeding. If Licensee prosecutes any Product Infringement, Licensor shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Licensee shall retain control of the prosecution of such claim, suit, or proceeding.

(b) If Licensee does not undertake Commercially Reasonable Efforts to enforce or prosecute a Product Infringement (i) within [***] days following the first notice provided above with respect to the Product infringement, or (ii) [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Licensor may (but shall have no obligation to) prosecute the Product Infringement of a Licensed Patent or Joint Patent in the Territory at its own expense and Licensor shall retain control of such prosecution. Licensor shall keep Licensee updated as to the steps it intends to take to prosecute a Product Infringement and shall otherwise provide Licensee with any information reasonably requested by Licensee.

(c) Licensor shall have the exclusive right (but not the obligation), in its sole discretion, to enforce Licensed Patents and Joint Patents for any infringement that is not a Product Infringement.

9.3.2. Cooperation. The Parties agree to cooperate fully in any Product Infringement action brought pursuant to Section 9.3.1. If a Party brings such an action, then the other Party shall, if necessary, either furnish a power of attorney solely for such purpose, join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Product Infringement litigation in accordance with Section 9.3.1 shall have the right to settle such claim; provided that Licensee shall have no right to settle any Product Infringement litigation in a manner that would in effect be equivalent to granting a license of any Licensed Patent or Joint Patent to any Third Party, and neither Party shall have the right to settle any Product Infringement litigation in a manner that has a material adverse effect or meaningfully diminishes the rights or interests of the other Party (including in the case of settlement by Licensee, a material adverse effect on the Licensed Product outside the Territory or outside the Field), or in a manner that imposes any costs or liability on, or involves any admission of fault by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

9.3.3. Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 9.3.1 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if the recovery is insufficient to cover the totality of such expenses). Any remainder for enforcement of Product Infringement after such reimbursement is made shall be (a) [***] in the event [***]; provided, however, that any [***] and (b) [***] in the event [***]. Any remainder for infringement actions brought by Licensor pursuant to Section 9.3.1(c) that are not Product Infringements shall be retained by Licensor.

9.3.4. Enforcement of Sole Program Patents. Except as set forth in Section 9.3.1 with respect to any Sole Program Patents that are Licensed Patents, each Party, at its sole cost and expense and in its sole discretion, shall have the right (but not the obligation) to institute, prosecute, control and retain all recoveries from any claim, suit or proceeding with respect to suspected or threatened infringement of Sole Program Patents that it Controls.

9.4. Infringement Claims by Third Parties. If the Development or Commercialization of the Licensed Compound or a Licensed Product in the Field in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging Patent infringement by Licensee (or its Affiliates), Licensee shall promptly notify Licensor thereof in writing. Subject to the remainder of this Section 9.4 and Section 12.2, Licensee (or its Affiliates) shall have the right to defend any action which names Licensee (or its Affiliates) or claims the infringement, after the Effective Date, of any Third Party’s Patent through the Development or Commercialization of the Licensed Product in the Field in the Territory. If necessary and at Licensee’s expense. Licensor will reasonably assist and cooperate with Licensee in any such defense. Licensee shall keep Licensor reasonably informed of all material developments in connection with any such claim, suit, or proceeding, including by providing Licensor with copies of all pleadings filed in such action. Licensor shall have the right to (a) assume the defense of any claims that name Licensor or its Affiliates (and Licensee shall assist and cooperate in any such defense) or (b) participate in the defense of the claims in actions defended by Licensee. Neither Party may enter into any settlement that affects the other Party’s rights or interests without such Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. Licensee will bear all costs and expenses (including attorneys’ fees) and pay all damages and settlement amounts arising out of or in connection with any action described in this Section 9.4.

9.5. Invalidity or Unenforceability Defenses or Actions.

9.5.1. Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents or Joint Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

9.5.2. Licensed Patents and Joint Patents. Licensor shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents and Joint Patents at its own expense in the Territory. Licensee may participate in any such claim, suit, or proceeding in the Territory applicable to the Field with counsel of its choice at its own expense; provided that Licensor shall retain control of the defense in such claim, suit, or proceeding. If Licensor elects not to defend or control the defense of any such Licensed Patents or Joint Patent in a suit brought in the Territory that is applicable to the Field, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Licensee may conduct and control the defense of any such claim, suit, or proceeding of such Licensed Patents or Joint Patent at its own expense and Licensor may participate with counsel of its choice at its own expense.

9.5.3. Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with the defense of Licensed Patents and Joint Patents as set forth in Section 9.5.2, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its and its Affiliates’ employees, subcontractors, agents and consultants available at reasonable business hours and for reasonable periods of time. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 9.5, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents or Joint Patents in the Territory.

9.5.4. Sole Program Patents. Except as set forth in Section 9.5.2 with respect to any Sole Program Patents that are Licensed Patents, each Party, at its sole cost and expense and in its sole discretion, shall have the right (but not the obligation) to control the defense of the validity and enforceability of the Sole Program Patents that it Controls.

9.6. Product Trademarks. Licensor shall own all right, title, and interest to the Product Trademarks in the Territory, and shall have the sole right and responsibility for the registration, prosecution, maintenance and enforcement thereof. All costs and expenses of registering, prosecuting, maintaining and enforcing the Product Trademarks in the Territory shall be borne solely by Licensee. Licensee shall provide all assistance and documents reasonably requested by Licensor in support of its prosecution, registration, maintenance and enforcement of the Product Trademarks in the Territory. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee a non-exclusive, sublicensable (subject to Section 7.2) license under the Product Trademarks for Licensee to Commercialize the Licensed Products in the Field in the Territory in compliance with Applicable Laws and this Agreement. Licensee shall comply with Licensor’s guidelines on the use and display of the Product Trademarks and quality control instructions. The Parties acknowledge and agree that the consideration for the provision of any rights or services by Licensor under this Section 9.6 is included in the payments payable by Licensee to Licensor pursuant to this Agreement.

9.7. Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws or by contract.

9.8. Licensor Technology. Notwithstanding any provision in this Agreement to the contrary, Licensor shall have the right to transfer or assign ownership of any Licensed Know-How and Licensed Patents (including Licensor’s interest in Joint Program IP and Joint Patents) as long as any such transfer or assignment is made in connection with a permitted assignment or transfer of this Agreement in accordance with Section 15.2.

ARTICLE X

CONFIDENTIALITY AND NON-DISCLOSURE

10.1. Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates, and such Party’s and its Affiliates’ officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party in connection with this Agreement, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is in connection with the performance of, or the exercise of such Party’s rights or obligations under, this Agreement. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 10.1 with respect to any Confidential Information shall not include any information that:

10.1.1. has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

10.1.2. has been in the receiving Party’s possession prior to disclosure by the disclosing Party (as can be shown by competent written evidence) without any obligation of confidentiality with respect to such information;

10.1.3. is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

10.1.4. has been independently developed by or for the receiving Party without reference to, or use or disclose of the disclosing Party’s Confidential Information, as evidenced by such Party’s internal records documenting such independent development.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2. Permitted Disclosures.

10.2.1. Each Party may disclose Confidential Information to the extent that such disclosure is:

(a) in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given [***] written notice (and to the extent possible, at least [***] days’ notice) to the disclosing Party and cooperates with the disclosing Party in taking whatever action the disclosing Party deems necessary to protect its Confidential Information (for example, to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued). If no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed;

(b) made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law; or

(c) made by Licensor to third parties to the extent required pursuant to the terms of agreements entered into prior to the date hereof, in any case with respect to the [***] as part of applicable royalty reports and as otherwise required.

10.2.2. In addition, the receiving Party may disclose Confidential Information of the disclosing Party to the extent that such disclosure is:

(a) made to a Patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(b) made to its or its Affiliates’ financial and legal advisors who have a need to know such Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, or to potential investors, licensees or collaboration partners, in each case, at least as restrictive as those set forth in this Agreement; provided, however, that the receiving Party shall remain responsible for any failure by such financial and legal advisors or such investors, licensees or collaboration partners, to treat such Confidential Information as required under this ARTICLE 10.

10.3. Use of Name. Except as expressly provided herein, neither Party nor its Affiliates shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

10.4. Public Announcements. The Parties have agreed upon the content of a press release, which shall be issued promptly after the Effective Date substantially in the form attached as Schedule 10.4. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. If a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

10.5. Publications.

10.5.1. The JDC will develop, and submit to the JSC for approval, a strategy for Publications, including at major medical conferences.

10.5.2. Licensee will submit to the JDC for review and comment written copies of each proposed Publication no later than [***] days before submission for publication or presentation. The JDC will provide its comments with respect to such Publication within [***] after receipt of such written copy. Licensee shall incorporate any comments reasonably requested by the JDC in line with the Publication strategy. If the JDC cannot agree on a version of Licensee’s Publication that is acceptable for both Parties, the matter shall be escalated to the JSC.

10.5.3. The JDC shall establish a process for efficient and rapid review and approval of Publications by Licensor that include Clinical Data generated by Licensee in the Territory.

10.5.4. Each Party shall remove any of the other Party’s Confidential Information identified to the JDC from any such proposed Publication unless the other Party provides written consent. For clarity, Licensor shall be permitted to make Publications containing Licensor’s Confidential Information, without any requirement of Licensee consent.

10.5.5. Any Publication under this Section 10.5 shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

10.6. Trade Secrets. Each acknowledges that the other Party may transfer trade secrets to such Party in connection with this Agreement. With respect to any such information so disclosed that is identified as a trade secret by the disclosing Party, the receiving Party shall take all steps necessary to maintain such information as a trade secret for as long as such information remains a trade secret under Applicable Law, notwithstanding Section 10.1. No trade secret information of either Party may be transferred by the receiving Party to a Third Party until the receiving Party has (a) received the disclosing Party’s written approval and (b) entered into a confidentiality agreement at least as restrictive as the confidentiality terms of this Agreement, and which shall contain provisions protecting the confidentiality of trade secrets as set forth herein. In addition, the receiving Party shall take steps reasonably necessary to ensure that such Third Party maintains such information as a trade secret. Such trade secrets may only be used by the receiving Party or such Third Party as expressly set forth in this Agreement.

10.7. Notification of Breach. The receiving Party shall notify the disclosing Party within [***] after the receiving Party or its Affiliates becoming aware of any disclosure of the disclosing Party’s Confidential Information in violation of this ARTICLE 10, or any other breach of this ARTICLE 10, by the receiving Party, its Affiliates or its subcontractors or their respective officers, directors, employees or agents.

10.8. Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which the other Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, (i) the other Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any confirming obligations hereunder or for archival purposes and (ii) Licensor shall be permitted to retain Licensee’s Confidential Information to the extent necessary or reasonably useful for Licensor to Exploit Licensed Product after termination as contemplated by Section 14.1.3. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

10.9. Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the applicable periods set forth in this ARTICLE 10 regardless of the termination or expiration of this Agreement.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1. Mutual Representations and Warranties. Licensor and Licensee each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

11.1.1. Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

11.1.2. Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3. Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

11.1.4. No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement.

11.2. Additional Representations and Warranties of Licensor. Licensor further represents and warrants to Licensee, as of the Effective Date as follows:

11.2.1. Licensor or one of its Affiliates Controls the Licensed Patents listed in Schedule 1.69 and the Licensed Know-How described in Schedule 1.68. Other than Patents or Information in-licensed under the In-licensing Agreements, there exists no Patent or Information that is owned or in-licensed by Licensor or any of its Affiliates that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Product in the Field in the Territory that is not Controlled by Licensor or such Affiliate;

11.2.2. Schedule 1.69 sets forth a complete and accurate list of all Licensed Patents in the Territory;

11.2.3. Licensor has the right to grant to Licensee the licenses under the Licensed Technology in Section 7.1 and has not granted to any Third Party any license or other right with respect to Licensed Compounds, Licensed Products or Licensed Technology that conflicts with the licenses granted to Licensee hereunder;

11.2.4. to Licensor’s knowledge, the Development of the Licensed Products in the Territory prior to the Effective Date did not infringe any valid claims of Patents owned or possessed by any Third Party and did not breach any obligation of confidentiality or non-use owed by Licensor or its Affiliates to a Third Party with respect to Information related to the Licensed Products;

11.2.5. to Licensor’s knowledge, Licensor has provided to Licensee all material pre-clinical data and clinical data relating to Licensed Products that has been requested by Licensee; and

11.2.6. Licensor has received no written notice that a claim or action has been brought against Licensor, and Licensor has not received any written claim or demand as of the Effective Date alleging (a) that the Licensed Patents are invalid or unenforceable or (b) that the use of the Licensed Patents by Licensor in the Territory infringes or misappropriates the intellectual property rights of any Third Party. Licensor has received no written notice that an interference, opposition, cancellation or other protest proceeding has been filed against a Licensed Patent owned by Licensor.

11.3. Additional Representations and Warranties. Each Party further represents and warrants to the other Party, as of the Effective Date, and covenants during the Term, as follows:

11.3.1. it and its Affiliates have not ever been, are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual. Such Party further covenants that if, during the Term, it or its Affiliates become a Debarred Entity, Excluded Entity or Convicted Entity, or listed on the FDA’s Disqualified/Restricted List or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or a Convicted Individual, or added to the FDA’s Disqualified/Restricted List, such Party shall immediately notify the other Party. If Licensee is the notifying Party (or Licensor otherwise becomes aware that Licensee is in breach of this Section 11.3.1 and provides written notice thereof to Licensee), and if Licensee has not prevented such person from performing work under this Agreement within [***] of becoming aware of such breach, then Licensor may terminate this Agreement immediately upon written notice to Licensee. This provision shall survive expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

(a) a “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application;

(b) a “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity;

(c) an “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d) a “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a—7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible; and

(e) “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA.

11.3.2. Sanctioned Party Prohibition. The Parties acknowledge and agree that governmental authorities, including the U.S. federal government prohibits trade with certain sanctioned or blocked parties and publishes and maintains lists of Persons with whom trade is prohibited (each such governmental authority’s list, a “Sanctioned Party List”). Each Party represents and warrants that it (a) is not on any Sanctioned Party List maintained by any governmental authority, (b) has no reason to believe it will be placed on any Sanctioned Party List, and (c) will not deal with, conduct any business with or otherwise transact in any manner related to the rights and obligations contained in this Agreement with any Person on any global Sanctioned Party List.

11.3.3. Anti-Corruption. Each Party and its Affiliates and their respective directors, officers, employees, agents or other persons or entities acting on its behalf have conducted and will conduct their activities under this Agreement in compliance with the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any other applicable anti-corruption laws, rules or regulations (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, each Party shall ensure that neither it, nor any of the foregoing Persons, shall offer, pay, promise, solicit or receive, directly or indirectly, any remuneration, benefit or advantage to or from any physician or other health care practitioner, governmental or political official, political party, candidate for public office, hospital, medical insurance company or similar provider organization, customer or other person in order to induce or encourage approval, referrals, purchase, or reimbursement or to obtain any other improper business advantage in violation of any Anti-Corruption Laws.

11.3.4. The Parties shall comply with all applicable data protection laws, including the General Data Protection Regulation (EU) 2016/679 of May 25, 2018, and those concerning medical confidentiality and privacy in relation to human subjects. The Parties acknowledge that they do not intend that one Party processes personal information for and on behalf of the other Party. If personal information is transferred between the Parties (as between controllers) pursuant to the performance of this Agreement, the Parties shall enter into a data processing agreement as is required by Applicable Laws. The Parties will enter into further data protection agreements if required by Applicable Laws. No personal data shall be shared by either Party if this would be in breach of Applicable Laws.

11.4. Diligence of Licensee. In accordance with the terms of this Agreement, Licensee acknowledges and agrees that to its best knowledge, it has received access to all Information relating to [***] that Licensee deemed necessary to conduct and complete its due diligence to its satisfaction, including [***]. Licensee acknowledges and agrees it had the opportunity to ask questions and request additional information, data and documents, and that [***], and to Licensee’s best knowledge, Licensor has provided all information, data and documents requested by Licensee.

11.5. DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSES GRANTED HEREIN ARE MADE “AS IS, WHERE IS” WITH ALL FAULTS. ANY INFORMATION PROVIDED BY LICENSOR OR ITS AFFILIATES TO LICENSEE IS OR HAS BEEN MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

ARTICLE XII

INDEMNITY

12.1. Indemnification of Licensor. Licensee shall indemnify Licensor and its directors, officers, employees, and agents (the “Licensor Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Par ties (collectively, “Third Party Claims”) incurred by or rendered against the Licensor Indemnitees arising from or occurring as a result of: (a) the breach by Licensee or its Affiliates of this Agreement or any of its representations, warranties or obligations herein, (b) the negligence, reckless conduct or willful misconduct on the part of Licensee or its Affiliates, sublicensees or subcontractors or its or their respective directors, officers, employees, and agents in performing its or their- obligations under this Agreement, or (c) the Exploitation by Licensee, or its Affiliates, sublicensees or subcontractors of the Licensed Technology, the Licensed Compound or any Licensed Products in the Territory, provided that the foregoing obligations of indemnification and saving harmless, in each case (a)-(c), shall not apply to the extent Licensor has an obligation to indemnify Licensee pursuant to Section 12.2.

12.2. Indemnification of Licensee. Licensor shall indemnify Licensee and its directors, officers, employees, and agents (the “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims inclined by or rendered against the Licensee Indemnitees arising from or coming as a result of: (a) the breach by Licensor or its Affiliates of this Agreement or any of its representations, warranties or obligations herein, (b) the negligence, reckless conduct or willful misconduct on the part of Licensor or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement or (c) the Exploitation by Licensor, or its Affiliates, licensees or subcontractors (other than Licensee, its Affiliates, sublicensees or subcontractors) of the Licensed Technology, the Licensed Compound or any Licensed Products inside or outside the Territory, provided that the foregoing obligations of indemnification and saving harmless, in each case (a)-(c), shall not apply to the extent Licensee has an obligation to indemnify Licensor pursuant to Section 12.1.

12.3. Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their- respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 12, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses are known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.4. Control of Defense.

12.4.1. In General. At its option and sole expense, the indemnifying Party may assume the control of the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the indemnifying Party’s receipt of an Indemnification Claim Notice provided that the indemnifying Party has agreed to be fully responsible for all Losses relating to such claims to the extent provided in Section 12.1 or Section 12.2, as applicable. Upon assuming the defense of a Third Party Claim, the indemnifying Party shall have sole power to control the defense and, subject to Section 12.4.3, settlement of such Third Party Claim and sole power to appoint and control the retention of lead counsel for the defense of such Third Party Claim. If the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless the incurring of those expenses were specifically requested in writing by the indemnifying Party.

12.4.2. Right to Participate in Defense. Without limiting Section 12.4.1, any Indemnified Party shall be entitled to participate in, but, subject to Section 12.4.1, not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such participation shall be at the Indemnified Party’s own expense unless (a) the employment and control thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

12.4.3. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that do not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, make any admissions that would adversely affect the Indemnified Party, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such compromise or settlement involves (a) any admission of legal wrongdoing by the Indemnified Party, (b) any payment by the Indemnified Party that is not indemnified under this Agreement, or (c) the imposition of any equitable relief against the Indemnified Party (in which case, (a) through (c), the Indemnified Party may withhold its consent to such settlement in its sole discretion). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided in Section 12.4.1, the Indemnified Party may defend against such Third Party Claim in accordance with Section 13.2.4 provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

12.4.4. Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business horns afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Patties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.4.6. Subrogation. All rights an Indemnified Party may have against any Third Party who asserts a Third Party Claim that is paid by the indemnifying Party under this ARTICLE 12 shall be subrogated to the indemnifying Party.

12.5. Special, Indirect, and Other Losses. EXCEPT (A) FOR NEGLIGENCE OR WILLFUL MISCONDUCT, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 OR ARTICLE 10, OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12 OR AT LAW OR IN EQUITY, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED, IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE BREACH OF THE TERMS OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ARTICLE XIII

TERM AND TERMINATION

13.1. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall expire on a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis upon the date of expiration of the Royalty Term for such Licensed Product and jurisdiction (such period, the “Term”). Following the expiration of the Term (but not the termination of this Agreement), the grants in Section 7.1 shall survive and become fully-paid [***] royalty-free and perpetual. Licensor shall upon expiration of the Term (but not the termination of this Agreement) endeavor to continue any supply of Licensed Products to Licensee in accordance with its ongoing supply obligations under the Commercial Supply Agreement, all as to be further specified in the Commercial Supply Agreement.

13.2. Termination for Cause.

13.2.1. Material Breach.

(a) Subject to Section 13.2.1(b), either Party (the “Non- Breaching Party”) shall have the right to terminate this Agreement in its entirety immediately upon written notice if the other Party (the “Breaching Party”) has materially breached this Agreement and the Breaching Party has not cured such breach within [***] days (or [***] days for breach of payment obligations) after receiving written notice from the Non-Breaching Party identifying such material breach with particularity (a “Default Notice”).

(b) If the alleged Breaching Party disputes in good faith the existence or materiality of a breach specified in a Default Notice provided in accordance with Section 13.2.1(a), and such alleged Breaching Party provides the other Party notice of such dispute and submits such dispute for resolution in accordance with Section 15.5.2 within [***] after receipt of the Default Notice, the Non-Breaching Party shall not have the right to terminate this Agreement under Section 13.2.1(a) unless and until (i) the arbitrator(s), in accordance with Section 15.5.2, has determined that the alleged Breaching Party has materially breached this Agreement and the Breaching Party fails to cure such breach within [***] days following such arbitrators’ decision, or (ii) if the alleged breach is in regards to a Party’s diligence obligations under this Agreement, the Breaching Party fails to implement the measures contemplated in the last sentence of this Section 13.2.1(b). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of then respective obligations hereunder. In the event the alleged breach is in regards to a Party’s diligence obligations under this Agreement, then, concurrent with such dispute resolution process, the Parties shall discuss in good faith and implement appropriate measures that would improve the diligence level of such Party to address the other Party’s concerns.

13.2.2. Termination for Bankruptcy, Insolvency or Similar Event. If either Party (a) becomes the subject, whether voluntarily or involuntarily, of any bankruptcy, insolvency, receivership or similar proceeding, and, in the event of an involuntary case under the bankruptcy code, such case is not dismissed within [***] days upon filing for such proceeding; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property; (d) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings; (e) admits in writing its inability to meet its obligations as they fall due in the general course; or (f) becomes subject to a warrant of attachment, execution, or distraint or similar process against substantially all of its property, then the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to the other Party. The licenses and other rights granted pursuant to this Agreement shall be deemed to be grants of licenses to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code.

13.2.3. Additional Termination Right by Licensee. Licensee may terminate this Agreement in its entirety for any or no reason, upon [***] days’ prior written notice to Licensor.

13.2.4. Termination for Patent Challenge. If Licensee or any of its Affiliates or sublicensees, anywhere in the Territory, challenges, or otherwise aides any Third Party to challenge, any claim in a Licensed Patent (or any corresponding worldwide family member) as invalid, unenforceable or otherwise not patentable or as not being infringed by Licensee’s, its Affiliates’ or sublicensees’ activities absent the rights and licenses granted hereunder, then Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee; provided that (a) if such action is brought by Licensee’s or its Affiliate’s sublicensee and Licensee terminates the sublicense agreement with such sublicensee within [***] after such written notice, then Licensor shall not have the right to terminate this Agreement pursuant to this Section 13.2.4 and (b) this Section 13.2.4 will not apply to, and Licensor may not terminate this Agreement with respect to, any affirmative defense or other validity, enforceability, or non-infringement challenge, advanced by Licensee, any of its Affiliates or sublicensees in direct response to any claim or action brought in the first instance by, or on behalf of, Licensor against Licensee, its Affiliates or sublicensees.

ARTICLE XIV

EFFECTS OF TERMINATION.

14.1. In the event of a termination of this Agreement, the following shall apply:

14.1.1. All rights and licenses granted by Licensor hereunder shall immediately terminate.

14.1.2. All payments accrued or paid to Licensor under this Agreement shall be irrevocable, non-refundable and non-creditable regardless of the cause for termination.

14.1.3. Licensee shall, at Licensor’s written request, perform any or all of the following and agree upon a transition plan with Licensor that shall address the tuning and logistics of the transition of the Licensed Products in the Field in the Territory to Licensor:

(a) effective upon Licensor’s written request, Licensee shall, and hereby does grant (without any further action required on the part of Licensor) to Licensor and its Affiliates, an exclusive, royalty-free, fully paid, worldwide, irrevocable, perpetual license, with the right to grant sublicenses through multiple tiers, under any Patents or Information Controlled by Licensee that is necessary or reasonably useful to Exploit Licensed Products in the Territory;

(b) Licensee shall, unless expressly prohibited by any Regulatory Authority, transfer control to Licensor of all clinical studies being conducted by Licensee as of the effective date of termination and, at Licensor’s request, continue to conduct such clinical studies, [***], for up to [***] to enable such transfer to be completed without interruption of any such Clinical Trial; provided that (i) Licensor shall not have any obligation to continue any Clinical Trial unless required by Applicable Law or (ii) with respect to each Clinical Trial for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Licensee shall continue to conduct such Clinical Trial to completion at Licensee’s cost if [***] or, if [***] and Licensor requests that Licensee continue such Clinical Trial, at Licensor’s cost (including costs associated with any liabilities incurred after the effective date of such termination);

(c) Licensee shall assign (or cause its Affiliates to assign) to Licensor or its Affiliates any and all agreements with any Third Party with respect to the conduct of pre-clinical development activities or clinical studies for the Licensed Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment or such agreement relates to products other than Licensed Products, in which case Licensee shall cooperate with Licensor in reasonable respects to secure the consent of the applicable Third Party to such assignment or to facilitate assignment in part of such agreement;

(d) Licensee shall assign (or cause its Affiliates to assign) to Licensor or its Affiliates any and all agreements with any Third Party that subcontracts or sublicenses any rights, obligations or activities related to the Licensed Products, including agreements with distributors, unless, with respect to any such agreement, such agreement expressly prohibits such assignment or such agreement relates to products other than Licensed Products, in which case Licensee shall cooperate with Licensor in reasonable respects to secure the consent of the applicable Third Party to such assignment or to facilitate assignment in part of such agreement;

(e) Licensee shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfers set forth in this Section 14.1.3;

(f) effective upon Licensor’s written request, Licensee shall, and hereby does, assign to Licensor all right, title, and interest of Licensee and its Affiliates, if any, in each Product Trademark;

(g) Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Licensor may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Licensor its rights under, and to effectuate and facilitate the transfer to Licensor of the Licensed Products in the Field in the Territory contemplated by, this Section 14.1.3; and

(h) Licensor shall have the right to obtain Licensee’s inventory of Licensed Products at a price equal to the price paid by Licensee to Licensor under Section 5.2 or the Commercial Supply Agreement, respectively, provided that Licensee shall destroy the remaining inventory of Licensed Products at its sole cost and expense if Licensee does not exercise its right under this Section 14.1.3(h) within [***] months following the effective date of termination.

14.2. Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

14.3. Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, ARTICLE 1 (to the extent the definitions are used in any surviving provisions), the first sentence of Section 3.5, Section 3.7.3 (with respect to any payment obligations accrued before termination or expiration of this Agreement), Sections 7.4, 7.5, 7.8.1 and 7.8.3, Sections 8.4.8 and 8.5 (with respect to any payment obligations accrued before termination or expiration of this Agreement), Sections 8.7, 8.8, 8.9, 8.10, Sections 9.1.1, 9.1.2, 9.1.4, 9.2.2, the first sentence of Section 9.6, Section 9.7, ARTICLE 10 (other than Section 10.5), Section 11.3.1, Section 11.5, ARTICLE 12, Section 13.1, ARTICLE 14 and ARTICLE 15 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE XV

MISCELLANEOUS

15.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including files, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the nonperforming Party or any of its Affiliates of any term or condition of this Agreement). The nonperforming Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. Following this notification, the Parties shall enter into good faith discussions on how to limit the negative impact of any such force majeure to the extent possible. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, if Licensee is the non-performing Party and the force majeure event specifically impacts Licensee (i.e., it does not also impact all or substantially all competitors of Licensee in the Territory), and if the suspension of performance continues for a consecutive period of [***] after the date of the occurrence, Licensor shall have the right to terminate this Agreement [***] upon written notice to Licensee, in its sole discretion, and [***]. In the event that Licensor terminates this Agreement in accordance with the aforementioned sentence, the Parties shall enter into discussions on any compensation to be paid by Licensor to Licensee for such termination taking into account the harm/costs to the Parties as a result of such termination and force majeure, to the extent agreed between the Parties and for which agreement the Parties shall make reasonable good faith efforts.

15.2. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that each of the Parties may, without such consent, but with notification, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all of the portion of its business to which this Agreement relates. In case of an assignment by Licensee to an Affiliate, such Affiliate must agree in writing that in case such Affiliates ceases to be an Affiliate of Licensee, the Agreement, or in case of an assignment of rights or obligations, such assigned rights shall automatically be re-assigned and transfer back to Licensee, and that the parties to such assignment agreement will do all acts that are required to effectuate such re-assignment and transfer back to Licensee. Any attempted assignment or delegation in violation of this Section 15.2 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or Licensee, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

15.3. Change of Control.

15.3.1. Change in Control of Licensee. If Licensee enters into an agreement that results or that, if the transaction contemplated thereby is completed would result, in a Change of Control of Licensee, Licensee shall provide Licensor with prompt written notice describing such Change of Control in reasonable detail. Licensee shall provide such notice prior to the execution of such agreement, or, if not permitted by Applicable Law or third party confidentiality obligations, as soon as practicable thereafter and in any event not later than [***] following the consummation of the transaction contemplated by such agreement.

15.3.2. Change in Control of Licensor. Patents and Information that are Controlled by an Acquiring Person prior to a Change of Control of Licensor or that become Controlled by an Acquiring Person after a Change of Control of Licensor (without use of any Licensed Technology existing prior to such Change of Control) shall not be included within the Licensed Patents or Licensed Know-How except to the extent (a) such Patents or Information cover technology used by Licensor or its Affiliates or then respective (sub)licensees in the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products and (b) such Patents or Information are necessary or reasonably useful for the Development or Commercialization of the Licensed Compound or the Licensed Products in the Field in the Territory.

15.4. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

15.5. Governing Law, Jurisdiction and Service.

15.5.1. Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, however, that all questions concerning the construction or effect of Patent applications and Patents shall be determined in accordance with the laws of the jurisdiction in which the particular Patent application or Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.5.2. Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the International Centre for Dispute Resolution in accordance with the provisions of its International Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference in this Section 15.5.2. The seat of the arbitration shall be New York, New York. The tribunal shall consist of three (3) arbitrators. The language of the arbitration shall be English.

15.5.3. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.6.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

15.6. Notices.

15.6.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.6.2 or (c) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.6.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 15.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.6.2. Address for Notice.

If to Licensor, to: argenx BV Industriepark Zwijnaarde 7 9052 Zwijnaarde (Ghent) Belgium Attention: Tim van Hauwenneiren (CEO) with an electronic copy by email to: [***]

If to Licensee, to: Zai Auto Immune (Hong Kong) Limited 4F, Bldg 1, Jinchuang Plaza 4560 Jinke Rd Shanghai, China, 201210 Attention: Samantha Du (CEO) with an electronic copy to [***]	With a copy to: Cooley LLP 3175 Hanover Street Palo Alto, CA 94303 USA Attention: [***] with an electronic copy to: [***]

If to Parent, to: Zai Lab Limited 4F, Bldg 1, Jinchuang Plaza 4560 Jinke Rd Shanghai, China, 201210 Attention: Samantha Du (CEO) With an electronic copy to [***]	With a copy to: Cooley LLP 3175 Hanover Street Palo Alto, CA 94303 USA Attention: [***] with an electronic copy to [***]

15.7. Entire Agreement; Amendments. This Agreement and Schedules attached hereto (including the Share Issuance Agreement) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including the Confidentiality Agreement between the Parties dated 14 September 2020). No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.8. English Language. This Agreement shall be written and executed in, and all reports and other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.9. No Benefit to Third Parties. Except as provided in ARTICLE 12, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

15.10. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

15.11. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.12. Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.13. Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

15.14. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

15.15. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. Any reference to “demonstrable” costs and expenses means those costs and expenses can be evidenced in writing. Whenever this Agreement refers to a “jurisdiction”, (a) the PRC, (b) Hong Kong, (c) Macau, and (d) Taiwan shall each be deemed a separate jurisdiction and any part of (a), (b), (c) or (d) shall not be deemed a separate jurisdiction. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

15.16. Parent Guarantee. Parent (a) hereby unconditionally guarantees the due and punctual payment and performance of all of Licensee’s obligations and commitments under this Agreement, and (b) without limiting the foregoing, hereby covenants to procure and cause Licensee and its Affiliates to take such actions that may be necessary to support and duly complete the performance of Licensee’s obligations and commitments under this Agreement. Parent agrees that such obligations of Licensee and this Agreement may be extended, modified or renewed, in whole or in part, in accordance with the terms of this Agreement (without notice or further assent from Parent). This guaranty is an irrevocable guaranty of payment and performance (and not just of collection) by Licensee and shall continue in effect until [***], notwithstanding any extension, modification or renewal of the terms of this Agreement. This guarantee is primary and is in no way conditioned upon any requirement that Licensor first attempt to collect or enforce any guaranteed obligation from or against Licensee. The obligations of Parent hereunder shall be absolute and unconditional, and shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Licensee with or into any corporation, any sale or transfer by Licensee or all or any part of its or their property or assets, or any assignment of this Agreement, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Licensee, or (iii) any modification, alteration, amendment or addition of or to the Agreement; provided that, if Licensee is no longer an Affiliate of Parent, Parent has approved any such alteration, amendment or addition which would materially impact Parent’s obligations hereunder. Parent’s obligations under this Section 15.16 shall terminate upon [***]. Parent acknowledges that each of the waivers set forth in this Section 15.16 is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date, 6 January 2020.

ZAI AUTO IMMUNE (HONG KONG) LIMITED

By:	/s/ SAMANTHA DU
Name:	Samantha Du
Title:	Chief Executive Officer

ARGENX BV		ARGENX BV

By:	/s/ TIM VAN HAUWERMEIREN	By:	/s/ DIRK BEEUSAERT
Name:	Tim Van Hauwermeiren	Name:	Dirk Beeusaert
Title:	Chief Executive Officer	Title:	General Counsel

Soley with respect to Section 15.16:

ZAI LAB LIMITED

By:	/s/ SAMANTHA DU
Name:	Samantha Du
Title:	Chief Executive Officer

[SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT]